EXHIBIT 2.1
This Membership Interest Purchase Agreement has been filed to provide investors with information regarding its terms. It is not intended to provide any other factual information about Titanium Asset Management Corp., Boyd Watterson Asset Management, LLC, the Seller Parties (as defined within this Membership Interest Purchase Agreement) or the Preferred Members (as defined within this Membership Interest Purchase Agreement). The representations and warranties of the parties in this Membership Interest Purchase Agreement were made to, and solely for the benefit of, the other parties. The assertions embodied in the representations and warranties are qualified by information included in disclosure schedules exchanged by the parties that may modify or create exceptions to the representations and warranties. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.
MEMBERSHIP INTEREST PURCHASE AGREEMENT
BY AND AMONG
TITANIUM ASSET MANAGEMENT CORP.,
BWAM HOLDINGS, LLC,
BOYD WATTERSON ASSET MANAGEMENT, LLC
AND
THE COMMON MEMBERS OF BWAM HOLDINGS, LLC
AND
FOR LIMITED PURPOSES, THE PREFERRED MEMBERS OF BWAM HOLDINGS, LLC
Dated as of November 7, 2008

EXHIBITS

Exhibit A:	Definitions
Exhibit B:	Form of Notice to Clients whose Investment Advisory Contracts Require Written Consent
Exhibit C:	Form of Notice to Clients whose Investment Advisory Contracts Require Consent
Exhibit D:	Form of Releases
Exhibit E:	Form of Lock-up Agreement
Exhibit F:	Form of Employment Agreement
Exhibit G:	Form of Share Grant Agreement

MEMBERSHIP INTEREST PURCHASE AGREEMENT
     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of November 7, 2008 (this “Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”), BWAM Holdings, LLC, an Ohio limited liability company (the “Seller”), the members of the Seller who hold common membership interests of the Seller listed on the signature pages hereof (the “Members” and together with the Seller, the “Seller Parties” and each a “Seller Party”) and, for the limited purposes of Article IV-A, Section 6.6 and the applicable provisions of Article X herein the members of the Seller who hold preferred membership interests of the Seller as listed on the signature pages hereof (the “Preferred Members”).
W I T N E S S E T H
     WHEREAS, the Seller is the sole member and owner and holder of all of the membership interests of the Company (the “Membership Interests”);
     WHEREAS, the Members are the sole members and owners and holders of all of the common membership interests of the Seller;
     WHEREAS, the Preferred Members are the sole preferred members and owners and holders of all of the preferred membership interests of the Seller;
     WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Membership Interests for the purchase price and upon the terms and conditions hereinafter set forth; and
     WHEREAS, certain terms used in this Agreement are defined in Exhibit A.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows.
A G R E E M E N T
ARTICLE I
SALE AND PURCHASE OF MEMBERSHIP INTERESTS
     1.1 Sale and Purchase of Membership Interests. Upon the terms and subject to the conditions contained herein, on the Closing Date, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, the Membership Interests free and clear of all Liens.
ARTICLE II
PURCHASE PRICE AND PAYMENT
     2.1 Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be the sum of (a) and (b) below:
     (a) Closing Payment. The amount calculated as follows and payable in accordance with Section 2.2(a):

     (i) $7,500,000; plus or minus
     (ii) the amount by which the Working Capital as of the Closing Date (the “Closing Working Capital”) is less than or exceeds, respectively, the following applicable amount; $484,000 if Closing occurs in December of 2008, $283,000 if Closing occurs in January of 2009 and $177,000 if Closing occurs in February of 2009 (collectively, (i) and (ii) shall be defined as the “Closing Payment”); minus
     (iii) an amount which is equal to (1) $7,500,000 minus (2) $7,500,000 multiplied by a fraction, the numerator (the “Numerator”) of which is the Closing Revenue Run Rate for Existing Clients and New Clients, in each case for whom the Client Consents contemplated by Section 6.3 (the “Required Consents”) have been obtained by the Company during the period which begins upon the execution and delivery of this Agreement and ends on the date which is 180 days following the Closing Date (the “Final Shortfall Reduction Date”) and the denominator of which is the Closing Revenue Run Rate for Existing Clients (such calculation, the “Revenue Shortfall Reduction”); provided, however, that the Revenue Shortfall Reduction set forth in this subsection (iii) shall not apply (except for purposes of Section 2.2(a)(iii)(2) below) if the Company shall have received and delivered to the Purchaser, on or before the Final Shortfall Reduction Date, Required Consents (in the form which is acceptable to the Purchaser acting reasonably) from Existing Clients and New Clients representing 90% or more of the Closing Revenue Run Rate for Existing Clients, provided that such Consents shall continue to be in full force and effect as of the Final Shortfall Reduction Date.
“Existing Clients” shall mean such Persons who are Clients as of the date of this Agreement. “New Clients” shall mean such Persons who become Clients after the date of this Agreement but prior to the Closing Date as well as such Persons to whom the Company has devoted a Substantial Sales Effort on or after January 1, 2008 and prior to Closing and who become Clients on or before March 31, 2009. The Seller shall furnish Purchaser with a listing of all New Clients at Closing.
     (b) Deferred Payment. The Deferred Payment as calculated in accordance with Section 2.6(b).
     (c) Deferred Stock Grant. The Deferred Stock Grant (as set forth in Section 2.2(e) below).
2.2 Payment of the Purchase Price. The Purchase Price shall be payable as follows:
     (a) Payments At Closing. At the Closing, the Purchaser shall:
     (i) pay the Payoff Amount to the Holders in accordance with Section 2.3(a);
     (ii) pay the Company Transaction Costs to the Service Providers in accordance with Section 2.3(b); and
     (iii) pay the balance of the Closing Payment to the Seller to an account designated by the Seller not later than two (2) Business Days prior to the Closing Date as:
(1) reduced or increased, as applicable, by the amount by which the Estimated Working Capital is less than or exceeds, respectively, the following applicable amount; $484,000 if Closing occurs in December of 2008, $283,000 if Closing occurs in January of 2009 and $177,000 if Closing occurs in February of 2009 (collectively, (i) and (ii) shall be defined as the “Closing Payment”); minus
(2) reduced by the Revenue Shortfall Reduction which will assume, for purposes of payment at Closing only, that (A) the Numerator is the higher of (x) 80% of the Closing Revenue Run Rate for such Persons who are existing Clients as of the date of this Agreement and (y) the actual amount of the Numerator and (B) the Closing Date is the Final Shortfall Reduction Date (the “Estimated Shortfall Reduction”).
     (b) Deferred Payment. Within thirty (30) days following the final determination of the Deferred Payment (the “Deferred Payment Date”) pursuant to Sections 2.6(a) and (b), the Purchaser shall pay to the Seller the Deferred Payment for such period (the cash portion thereof to an account designated in writing by the Seller at least two (2) Business Days prior to the Closing).
     (c) Revenue Shortfall Payment. Within thirty (30) days following the Final Shortfall Reduction Date, the Purchaser shall pay to the Seller the amount by which the Estimated Shortfall Reduction is greater than the Revenue Shortfall Reduction as finally determined (for the avoidance of doubt, the Revenue Shortfall Reduction as finally determined shall be 0 if the 90% “threshold” described in Section 2.1(a)(iii) above is reached).
     (d) Excess Estimated Closing Payment. Within thirty (30) days following the Final Shortfall Reduction Date, the Seller shall pay to the Purchaser the amount by which the Estimated Shortfall Reduction is less than the Revenue Shortfall Reduction as finally determined.
     (e) Deferred Stock Grant. The Purchaser shall provide 192,000 shares of Purchaser Common Stock to the Seller at the Deferred Payment Date (the “Deferred Stock Grant”). Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Deferred Stock Grant shall be paid 100% in cash: (i) immediately upon the de-listing of the Purchaser Common Stock from the Alternative Investment Market of the London Stock Exchange (the “AIM”) (or such United States securities exchange or market on which the Purchaser Common Stock is then listed for trading or quoted); (ii) immediately upon a Change in Control of the Purchaser or the Company occurring prior to the Deferred Payment Date; or (iii) on the Deferred Payment Date if the Purchaser is unable for any reason to provide the Deferred Stock Grant pursuant hereto on the Deferred Payment Date. The value of a share of Purchaser Common Stock for purposes of this Section 2.2(e) shall be equal to the closing price per share of the Purchaser Common Stock on the AIM (or such United States securities exchange or market on which the Purchaser Common Stock is then listed for trading or quoted) on the Closing Date.
     2.3 Company Indebtedness; Transaction Costs.
     (a) Company Indebtedness. To the extent not paid by the Company prior to the Closing, the aggregate amount of all Indebtedness of the Company, including all principal, interest, fees, prepayment penalties and other amounts due or owing with respect thereto (collectively, the “Payoff Amount”), shall be paid by the Purchaser on behalf of the Company to the holders thereof (the “Holders”) as payment in full of the Payoff Amount. At least two (2) Business Days prior to the Closing Date, the Seller shall designate to the Purchaser in writing (i) the aggregate payments necessary to be made in order for the Payoff Amount to be paid in full on and as of the Closing Date, (ii) the names of the Holders to whom such payments are to be made, and (iii) the account information therefor.

     (b) Transaction Costs. To the extent not paid by the Company prior to the Closing, the aggregate amount of any costs, fees and expenses incurred by the Company in connection with the negotiation, execution and delivery of, and performance under, this Agreement and the Transactions, including fees and costs of professionals (the “Company Transaction Costs”) such as attorneys, accountants, bankers, brokers and financial advisors, including Bruml Capital Corporation and Climaco, Lefkowitz, Peca, Wilcox & Garofoli, Co. (the “Service Providers”), shall be paid by the Purchaser on behalf of the Company to the Service Providers as payment in full of the Company Transaction Costs. At least two (2) Business Days prior to the Closing Date, the Seller shall designate to the Purchaser in writing (i) the aggregate payments necessary to be made in order for all Company Transaction Costs to be paid in full on and as of the Closing Date, (ii) the names of the Service Providers to whom such payments are to be made, and (iii) the account information therefor.
     2.4 Closing Cash. Prior to the Closing, the Seller may receive from the Company by way of dividends, distributions or otherwise all cash owned or held by the Company prior to and as of the Closing, all of which are and shall be the sole property of the Seller (except to the extent such cash and cash equivalents are applied at Closing to reduce the Payoff Amount).
     2.5 Working Capital Adjustment.
     (a) Closing Estimate. Not later than five (5) Business Days prior to the Closing Date, the Company shall cause to be prepared and delivered to the Purchaser a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of the Closing Working Capital (the “Estimated Working Capital”). The Estimated Closing Statement shall be prepared in accordance with GAAP.
     (b) Post-Closing Adjustment.
     (i) As promptly as practicable but in any event no later than sixty (60) days after the Closing Date, the Purchaser shall deliver to the Seller a statement (the “Final Closing Statement”) setting forth its calculation of the Closing Working Capital and any differences between such amount and the Estimated Working Capital. The Final Closing Statement shall be prepared in accordance with GAAP using the same methodologies, policies, principles, procedures and formatting as were used to prepare the Estimated Closing Statement.
     (ii) If the Seller disagrees with the Purchaser’s calculation of the Closing Working Capital as set forth in the Final Closing Statement, the Seller may within thirty (30) days after delivery of the Final Closing Statement deliver a notice to the Purchaser disagreeing with such calculation and setting forth the Seller’s calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which the Seller disagrees, and the Members’ Representative shall be deemed to have agreed with all other items and amounts contained in the Final Closing Statement and the calculation of Closing Working Capital set forth therein.
     (iii) If the Seller duly delivers to the Purchaser a notice of disagreement pursuant to Section 2.5(b)(ii), the Purchaser and the Members’ Representative shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.5(b)(i) nor more than the amount thereof shown in the Seller’s calculation delivered pursuant to Section 2.5(b)(ii). If during such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly thereafter cause a national or regional certified public accounting firm which is mutually agreed upon by Purchaser and the Members’ Representative, and if no agreement is reached Ernst & Young LLP (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Final Closing Statement and the Purchaser’s calculation of Closing Working Capital as to which the Seller has disagreed. The Accounting Referee shall deliver to the Purchaser and the Seller, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be borne equally by the Purchaser and the Seller.
     (iv) If the Final Working Capital exceeds Estimated Working Capital, the Purchaser shall pay to the Seller, as an adjustment to the Closing Payment, the amount of such excess. The “Final Working Capital” means the Closing Working Capital (A) as shown in the Purchaser’s calculation delivered pursuant to Section 2.5(b)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.5(b)(ii), or (B) if such a notice of disagreement is delivered, (x) as agreed by the Purchaser and the Seller pursuant to Section 2.5(b)(iii), or (y) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.5(b)(iii); provided, however, that in no event shall the Final Working Capital be more than the Seller’s calculation of Closing Working Capital delivered pursuant to Section 2.5(b)(ii) or less than the Purchaser’s calculation of the Closing Working Capital delivered pursuant to Section 2.5(b)(i).
     (v) Any payment pursuant to Section 2.5(b)(iv) shall be made within three (3) Business Days after the Final Working Capital has been determined by wire transfer of immediately available funds to the account for the benefit of the Seller which is provided by the Members’ Representative as designated in writing thereby.
     (c) The Purchaser and the Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the closing statements and the calculations of the Closing Working Capital and in the conduct of the review referred to in this Section 2.5, including the making available to the extent necessary of books, records, work papers and personnel.
     2.6 Deminimus. Notwithstanding anything to the contrary in this Article 2, there shall be no addition to or reduction of the Closing Payment pursuant to Section 2.2(a)(iii)(1) or Section 2.5(b)(iv) to the extent that the applicable addition or reduction would be less than $10,000; provided, however, that if the applicable addition or reduction is equal to or greater than $10,000, then the entire amount of such addition or reduction shall be applied to the Closing Payment pursuant to Section 2.2(a)(iii)(1) or Section 2.5(b)(iv), as applicable.

     2.7 Deferred Payment.
     (a) Preparation of Run Rate Statement.
     (i) As soon as practicable, but in any event no later than March 31, 2011, the Purchaser shall cause to be prepared and delivered to the Members’ Representative a statement setting forth the computation of the following:
     (1) for each management fee that is a fixed amount for any current customer account, the amount of such fixed amounts (on an annualized basis) in effect as of December 31, 2010; and
     (2) for all other current customer accounts, the total amount of assets in each such account as of December 31, 2010, multiplied by the Company’s per annum management fee for each such account in effect as of December 31, 2010; and
     (3) for all fee-sharing arrangement revenues of the Company with respect to its Business earned or payable as of December 31, 2010 (collectively, (1), (2) and (3) shall be referred to herein an the “Post-Closing Revenue Run Rate Statement”). The “Post-Closing Revenue Run Rate” shall be the sum of the amounts determined pursuant to the previous sentence and also shall be set forth in the Post-Closing Revenue Run Rate Statement.
     (ii) If the Members’ Representative disagrees with the Revenue Run Rate Statement or any of the calculations set forth therein, the Members’ Representative may within thirty (30) days after delivery of such statement deliver a notice to the Purchaser disagreeing therewith, setting forth the Members’ Representative’s calculations and specifying those items or amounts as to which the Members’ Representative disagrees, and the Members’ Representative shall be deemed to have agreed with all other items and amounts contained in the Revenue Run Rate Statement.
     (iii) If the Members’ Representative duly delivers to the Purchaser a notice of disagreement pursuant to Section 2.6(a)(ii), the Purchaser and the Members’ Representative shall, during the fifteen (15) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of the Revenue Run Rate, which amount shall not be less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 2.6(a)(i) nor more than the amount thereof shown in the Members’ Representative’s calculation delivered pursuant to Section 2.6(a)(ii). If during such period, the Purchaser and the Members’ Representative are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee to review this Agreement and the disputed items or amounts for the purpose of calculating Company Revenue (it being understood that in making such calculation, the Accounting Referee shall be functioning as an expert and not as an arbitrator). In making such calculation, the Accounting Referee shall consider only those items or amounts in the Revenue Run Rate Statement as to which the Members’ Representative has disagreed. The Accounting Referee shall deliver to the Purchaser and the Members’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon the Purchaser and the Seller. The cost of such review and report shall be borne equally by the Purchaser and the Seller.
     (b) Determination of Deferred Payment. The Purchaser shall pay the Seller the applicable amount (in cash and shares of Purchaser Common Stock pursuant to Section 2.6(c)) set forth in the table below (a “Deferred Payment”):
Fiscal Year ending December 31, 2010

Final Revenue Run Rate	Deferred Payment
Less than $6,250,001	$0

$6,250,001 to $6,500,000	$1,000,000

$6,501,001 to $6,750,000	$2,000,000

$6,750,001 to $7,000,000	$3,000,000

$7,000,001 to $7,250,000	$4,000,000

$7,250,001 to $7,500,000	$5,000,000

$7,500,001 to $7,750,000	$6,000,000

$7,750,001 to $8,000,000	$7,000,000

$8,000,001 or above	$8,000,000
By way of example, if the Final Revenue Run Rate during fiscal year ending December 31, 2010 is equal to $7,800,000, the Deferred Payment would be equal to $7,000,000. Preparation of the calculation setting forth the amounts set forth in the table above as to the Final Revenue Run Rate shall be prepared by Purchaser with reasonable input from the Seller and shall be equitably adjusted pursuant to such calculations by the Purchaser and Seller to reflect any divestiture or discontinuation of products by the Company following Closing (which shall not include any accounts remandated Purchaser or its Affiliates (other than the Company)).
     (c) Purchaser Common Stock. Except as provided below, the Deferred Payment shall be paid to the Seller 65% in cash and 35% in Purchaser Common Stock. Any payment in Purchaser Common Stock shall be paid by the Purchaser by issuing such number of shares of common stock, par value $0.0001 per share (“Purchaser Common Stock”), of the Purchaser determined as follows:
     (i) the Deferred Payment determined in accordance with the foregoing; divided by
   (ii) the price per share equal to the average of the closing prices per share of the Purchaser Common Stock on the AIM (or such United States securities exchange or market on which the Purchaser Common Stock is then listed for trading or quoted) for the thirty (30) trading days ending on and including the trade date immediately prior to the date on which such shares of Purchaser Common Stock are to be issued.
The Purchaser Common Stock (provided pursuant to this subsection (c) and Section 2.2(e)) shall be fully vested in the Seller (or its designated members) when issued, and shall be issued free and clear of all Liens. When issued, the Purchaser Common Stock (provided pursuant to this subsection (c) and Section 2.2(e)) will have all of the same rights, privileges and preferences as all other shares of common stock of the Purchaser, all as more fully set forth in the Purchaser’s Certificate of Incorporation, as amended from time to time. Prior to receipt of the Purchaser Common Stock (provided pursuant to this subsection (c) and Section 2.2(e)), the Seller and any Person to whom the Purchaser transfers the Purchaser Common Stock provided pursuant to this Section 2.6(c) shall be required to execute a Lock-up Agreement in substantially the form attached hereto as Exhibit E.
Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Deferred Payment shall be paid 100% in cash: (A) immediately upon the de-listing of Purchaser Common Stock from the AIM (or such United States securities exchange or market on which the Purchaser Common Stock is then listed for trading or quoted); (B) immediately upon a Change in Control of the Purchaser or the Company occurring prior to the Deferred Payment Date; or (C) on the Deferred Payment Date if the Purchaser is unable for any reason to issue the Purchaser Common Stock pursuant hereto on the Deferred Payment Date.
     2.8 Purchase Price Allocation. The parties hereto agree that the Purchase Price shall be allocated to the Company’s assets in accordance with Schedule 2.7. Each party covenants to report gain or loss or cost basis, as the case may be, in a manner consistent with Schedule 2.7 for all federal and State Tax purposes. As soon as practicable, but no later than 120 days after the Closing Date, but subject to finalization of the Purchase Price under Sections 2.2(b), (c) and (d) and 2.5, the Members’ Representative and the Purchaser shall exchange mutually acceptable and completed IRS Form 8594 which shall be used by all parties hereto to report the transactions contemplated by this Agreement to the Internal Revenue Service in accordance with such allocations.
ARTICLE III
CLOSING AND TERMINATION
     3.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Membership Interests provided for in Section 1.1 (the “Closing”) shall take place at 10:00 a.m. at the offices of Climaco, Lefkowitz, Peca, Wilcox & Garofoli Co., L.P.A. located at 55 Public Square, Suite 1950, Cleveland, Ohio 44113 (or at such other place as the parties may designate in writing) on the last Business Day of the calendar month in which the conditions set forth in Sections 7.1 and 7.2 (other than any condition which, by its nature, shall occur at the Closing, subject to its occurrence at the Closing) are satisfied or waived, unless another time, date or place is agreed upon in writing by the Seller and the Purchaser. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”
     3.2 Termination of Agreement. This Agreement may be terminated prior to the Closing only as follows:
     (a) at the election of the Seller or the Purchaser on or after February 28, 2009 if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not then in material default of any of its obligations hereunder;
     (b) by mutual written consent of the Members’ Representative and the Purchaser;
     (c) by the Seller or the Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence);

     (d) by the Purchaser if the condition set forth in Section 7.1(a) cannot be fulfilled; provided, however, that the Purchaser must exercise the right to terminate this Agreement in this Section 3.2(d) within ten (10) Business Days of becoming aware that the condition set forth in Section 7.1(a) cannot be fulfilled and that if such right is not exercised within such period, such right shall be terminated and the Purchaser shall be deemed to have waived the condition set forth in Section 7.1(a); or
     (e) by the Seller if the condition set forth in Section 7.2(a) cannot be fulfilled; provided, however, that the Seller must exercise the right to terminate this Agreement in this Section 3.2(e) within ten (10) Business Days of becoming aware that the condition set forth in Section 7.2(a) cannot be fulfilled and that if such right is not exercised within such period, such right shall be terminated and the Seller shall be deemed to have waived the condition set forth in Section 7.2(a).
     3.3 Procedure Upon Termination. In the event of termination and abandonment by the Purchaser or the Members’ Representative, or both, pursuant to Section 3.2, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Membership Interests hereunder shall be abandoned, without further action by the Purchaser, Members’ Representative or the Seller Parties. If this Agreement is terminated as provided herein, each party shall redeliver all documents, work papers and other material of any other party relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same.
     3.4 Effect of Termination. In the event this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement, other than pursuant to this Section 3.4, Section 6.6 and Article X (which shall survive and any obligations therein shall remain enforceable hereunder) after the date of such termination and such termination shall be without liability to the Purchaser, the Company, the Members’ Representative or any Seller Parties; provided, however, that nothing in this Section 3.4 shall relieve the Purchaser or any Selling Party of any liability for a breach of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
     The Seller Parties jointly and severally hereby represent and warrant to the Purchaser as follows:
     4.1 Organization and Good Standing. Each of the Company and the Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio and each has all requisite LLC power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now conducted. The Company is duly qualified or authorized to do business as a foreign LLC and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.
     4.2 Authorization of Agreement. Each of the Company and the Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by the Company and/or the Seller in connection with the consummation of the Transactions (together with this Agreement, the “Seller

Documents”), and to consummate the Transactions. The execution, delivery and performance by each of the Company and the Seller of this Agreement and each of the Seller Documents has been duly authorized by all necessary limited liability company action on behalf of the Company and the Seller, as applicable. This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by each of the Company and the Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of each of the Company and the Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     4.3 Capitalization of the Company and the Seller.
     (a) Any and all membership and equity interests in the Company including the right to vote on matters which are voted on by members of the Company and the right to share in the assets and financial risk or gain of the Company are set forth on Schedule 4.3(a)(i). Any and all membership and equity interests in the Seller including the right to vote on matters which are voted on by members of the Company and the right to share in the assets and financial risk or gain of the Company are set forth on Schedule 4.3(a)(ii).
     (b) All of the membership and equity interests in the Company were duly authorized and are validly issued, fully paid and non-assessable.
     (c) Except as set forth on Schedule 4.3(c), there is no existing option, warrant, call, right, commitment or other agreement of any character to which the Seller or the Company is a party requiring, and there are no membership or equity interests of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional membership interests or other equity securities of the Company or other instruments which are convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests or other equity securities of the Company. Neither the Seller nor the Company is a party to any voting trust or other voting agreement with respect to any of the Membership Interests. Other than this Agreement, neither the Seller nor the Company is a party to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the membership interests or equity interests of the Company.
     4.4 No Subsidiaries. Except as set forth on Schedule 4.4, the Company does not, directly or indirectly, own any stock, membership interest or other equity interest in any other Person. Except for the passive holding of a minority interest in Alpha-Squared Capital Management, LLC, the subsidiaries set forth in Schedule 4.4 conduct no business.
     4.5 Corporate Records.
     (a) The Company has made available to the Purchaser true, correct and complete copies of its articles of organization of the Company (certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and Operating Agreement of the Company (certified by the secretary, assistant secretary or other appropriate manager or officer of the Company).

     (b) The minute books of the Company previously made available to the Purchaser are full and complete as they exist as of the date of this Agreement and have not been redacted or otherwise amended or altered except as necessary to accurately reflect additional Company actions taken since such minutes were adopted. All stock transfer and other similar Taxes levied or payable with respect to all transfers of membership interests of the Company prior to the date hereof have been paid and, if applicable, appropriate transfer tax stamps affixed.
     4.6 Conflicts; Consents of Third Parties.
     (a) Except as set forth on Schedule 4.6(a), none of the execution and delivery by the Company or the Seller of this Agreement and the Seller Documents, the consummation of the Transactions, or compliance by each of the Company or the Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to any obligation of the Company or the Seller, as applicable, to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or the Seller, as applicable, under any provision of (i) the articles of organization and Operating Agreement of the Company or the Seller, as applicable; (ii) any Contract or Permit to which the Company or the Seller, as applicable, is a party or by which any of the properties or assets of the Company or the Seller, as applicable, are bound; (iii) any Order of any court of competent jurisdiction, Governmental Body or arbitrator applicable to the Company or the Seller, as applicable, or any of the properties or assets of the Company or the Seller, as applicable, as of the date hereof; or (iv) any Applicable Law.
     (b) Except as set forth on Schedule 4.6(b), no Consent is required on the part of either the Company or the Seller in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Company or the Seller with any of the provisions hereof or thereof, the consummation of the Transactions or the taking of any other action contemplated hereby or thereby, or the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or the Seller, as applicable.
     4.7 Ownership and Transfer of Membership Interests. The Seller is the record and beneficial owner of the Membership Interests, free and clear of any and all Liens and consummation of the Transactions shall vest the Membership Interests in the Purchaser, free and clear of any Liens.
     4.8 Financial Matters.
     (a) Financial Statements. Included as Schedule 4.8(a) are consolidated financial statements of the Company and the Seller (collectively, the “Financial Statements”) consisting of (i) the reviewed financial statements (including balance sheets and statements of earnings, members’ equity and cash flows ) of the Company and the Seller for the fiscal year ended December 31, 2007 as reviewed by Pease & Associates, Inc., and (ii) an unaudited balance sheet of Company and the Seller as of September 30, 2008 (the “Recent Balance Sheet”), and the related unaudited profit and loss statement of the Company and the Seller for the nine month(s) then ended and for the corresponding period of the prior year. The Financial Statements (A) are true, correct and complete in all material respects; (B) are prepared from and consistent with such financial statements as have been prepared and used by Company in the ordinary course of managing its business and measuring and reporting its operating results; (C) are prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited statements, for the absence of footnote disclosure and except that such foregoing GAAP-preparation representation in this subsection (C) shall not apply to the Recent Balance Sheet and the related unaudited statements of earnings, shareholders’ equity and cash flows for the nine month(s) then ended and for the corresponding period of the prior year) and with the books and records of Company; and (D) fairly present in all material respects the assets, Liabilities, financial position, results of operations and cash flows of Company as of the dates and for the periods indicated.
     (b) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     4.9 Absence of Certain Developments. Except as related to the Transactions or as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since January 1, 2008 the Company has conducted the Business in the Ordinary Course of Business and in substantially the same manner as previously conducted and there has not been any event, change, occurrence or circumstance (other than changes in general market conditions) that has had or could reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since January 1, 2008:
     (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company having a replacement cost of more than $25,000 for any single loss or $75,000 for all such losses;
     (ii) there has not been any declaration, setting aside or payment of any distribution in respect of any Membership Interests or equity interests of the Company or any repurchase, redemption or other acquisition by the Seller or the Company of any Membership Interests or other equity interests in, the Company;
     (iii) the Company has not awarded or paid any bonuses to employees of the Company with respect to the fiscal year ended December 31, 2007 or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, Company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives (other than normal increases in the Ordinary Course of Business consistent with past practice and that in the aggregate have not resulted in a material increase in the benefits or compensation expense of the Company);
     (iv) there has not been any change by the Company in accounting or Tax reporting principles, methods or policies;
     (v) the Company has not made or rescinded any election relating to Taxes, settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by

Applicable Law, made any change to any of its methods of reporting income or deductions for income tax purposes from those employed in the preparation of its most recently filed income tax returns;
     (vi) the Company has not entered into any transaction or Contract other than in the Ordinary Course of Business;
     (vii) the Company has not failed to pay and discharge current liabilities in the Ordinary Course of Business except where disputed in good faith by appropriate proceedings;
     (viii) the Company has not made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Seller Party or any Affiliate of any Seller Party (other than employment compensation for services rendered to the Company or expense reimbursement);
     (ix) the Company has not mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;
     (x) the Company has not discharged or satisfied any Lien or paid any obligation or Liability (fixed or contingent), except in either case in the Ordinary Course of Business or pursuant to existing Contracts;
     (xi) the Company has not canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company;
     (xii) the Company has not made or committed to make any capital expenditures or capital additions or betterments in excess of $25,000 individually or $75,000 in the aggregate;
     (xiii) the Company has not issued, created, incurred, assumed or guaranteed any Indebtedness in an amount in excess of $50,000 in the aggregate;
     (xiv) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
     (xv) the Company has not instituted or settled any Legal Proceeding; and
     (xvi) neither the Seller nor the Company has agreed to do anything set forth in this Section 4.9 with respect to the Company or the Business.
     4.10 Taxes.
Except as set forth on Schedule 4.10:

     (a) All Tax Returns required to be filed by or with respect to the Company on or before the Closing Date have been or will be duly and timely (including extensions) filed in the manner prescribed by Applicable Law. All such Tax Returns are true, correct and complete in all material respects, and the Company has made available true and correct copies of such Tax Returns with respect to taxable periods ending after December 31, 2003. All Taxes shown as due on all Tax Returns that have been filed were timely paid.
     (b) All material Tax withholding and deposit requirements imposed by Applicable Law on or with respect to the Company have been satisfied in full and the Company has complied with all information reporting and backup withholding requirements imposed by Applicable Law, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets, rights or properties of the Company with respect to Taxes other than such Liens as are created by Taxes which are not yet due and payable.
     (c) The Company has not requested any extension of time within which to file any Tax Return which Tax Return has not yet been filed. Since January 1, 2001, the Company has not waived any statute of limitations in respect of Taxes or granted any extension of time with respect to a Tax assessment or deficiency. Since January 1, 2001, the Company has not requested to enter into an agreement or waiver extending any statute of limitations in respect of Taxes.
     (d) Since January 1, 2001, the Company has not been the subject of an audit or other examination of Taxes by any Taxing Authority. There are no pending Tax audits and, since January 1, 2001, none has been threatened by any Taxing Authority with respect to the Company. Since January 1, 2001, the Company has not received any written notice from any Taxing Authority, (nor, to the Knowledge of the Seller Parties, has the Company received any other notice from any Taxing Authority) relating to any issue which could adversely affect the Tax liability of the Company in any material respect. Except for any payroll processor or similar entity, the Company has not granted any power of attorney that is currently in force with respect to any Taxes or Tax Returns.
     (e) The Company has no liability for, or any indemnification or reimbursement obligation with respect to, Taxes of any Person as transferee or successor. Neither the Company nor any predecessor or Affiliate thereof is a party to any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes which is currently in effect or will become effective following the date hereof (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority) other than this Agreement or leases of real or personal property entered into in the Ordinary Course of Business (which, for the avoidance of doubt, shall not include sale and leaseback or similar transactions).
     (f) The Company has never been a party to or participated in any way in a transaction that could be described as a “listed transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4) or a substantially similar transaction, nor has any tax item or any tax strategy that has been derived from or related to any such transaction been reflected in any Tax Return of the Company.
     (g) The Company will not be subject to any Taxes that are not Income Taxes after the Closing Date as a result of any existing private letter ruling, “closing agreement,” determination, or similar agreement with any Taxing Authority, and to the Knowledge of the Seller Parties, the

Company has not applied for any private letter ruling, closing agreement, determination or similar agreement with any Taxing Authority with respect to any Taxes that are not Income Taxes.
     (h) The Company has not had or maintained a permanent establishment in any country other than the United States.
     (i) The Company is disregarded as an entity separate from its owner under Treasury Regulations § 301.7701-3(b)(ii) and applicable provisions of State and local income tax laws and will continue to be treated as a disregarded entity up to and including the Closing Date. Since its formation, the Company has constituted either a disregarded entity or a partnership for all purposes under the Code and applicable provisions of State and local Law. The Company has not made an election to be treated as a corporation for federal, State or local income tax purposes and will not make such an election on or before the Closing Date. The Company has filed all of the Tax Returns that it has been required by Applicable Law to file consistent with such treatment. None of the Company or the Sellers have, since the Company’s formation, received any written notice or written advice from any Taxing Authority, legal counsel or accountant to the effect that the treatment as a partnership or disregarded entity for federal, state, and local income tax purposes is incorrect. No Taxing Authority has ever challenged, disputed, or otherwise contested by appropriate legal proceedings the Company’s status as a partnership or disregarded entity for U.S. federal, State or local income Tax purposes.
     (j) Since January 1, 2001, no written claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
     4.11 Real Property.
     (a) No real property is owned or has been owned in fee by the Company. Schedule 4.11(a) sets forth a complete list of all real property and interests in real property currently leased by the Company and each lease agreement related thereto (individually, a “Real Property Lease” and the real properties specified in such leases being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The Company Property constitutes all interests in real property currently used or currently held for use in connection with the Business. Except as set forth on Schedule 4.11(a), the Company has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company has not received any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases and, to the Knowledge of the Seller Parties, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination or acceleration rights with respect thereto. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.
     (b) The Company has all material certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each Company Property, and, to the Knowledge of the Seller Parties, the Company has fully complied with all material conditions of the Permits applicable to it. No default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit.

     (c) The Company has not received written notice of any actual or threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Seller Parties has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.
     (d) None of the Seller Parties has received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.
     (e) The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
     4.12 Tangible Personal Property.
     (a) Schedule 4.12(a) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the Business or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.
     (b) The Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and there is no default under any Personal Property Lease by the Company or, to the Knowledge of the Seller Parties, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder.
     (c) The Company has good and marketable title to all of the items of tangible personal property reflected in its Recent Balance Sheet (as provided to the Purchaser) except as sold or disposed of subsequent to the date thereof in the Ordinary Course of Business free and clear of any and all Liens other than the Permitted Exceptions.
     4.13 Intellectual Property.
     (a) Schedule 4.13(a) sets forth a list, as of the date of this Agreement, of all United States or foreign patents, registered trademarks, registered copyrights and applications therefore, internet domain names and unregistered trademarks, trade names and service marks used by the Company in, and material to, the conduct of the Business as currently conducted by Company (the “Intellectual Property Rights”). The Company owns or possesses adequate licenses or other valid rights to use all such Intellectual Property Rights and, to the Knowledge of the Seller Parties, the conduct of the Business by the Company as currently conducted does not conflict with, infringe on or constitute an unauthorized use of the rights of others to any patents, trademarks, trade names, service marks or copyrights, except for such conflicts or infringements that would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) Schedule 4.13(b) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company and is material to the operation of the Business and (ii) all

Software that is used by the Company in the Business that is not exclusively owned by the Company, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than $15,000. Except as set forth on Schedule 4.13(b), the Company is not required to make any payments by way of royalties, fees, or otherwise to any third party with respect to the use of any Software in connection with the conduct of the Business. All Software utilized by the Company which was created, conceived, made or developed in whole or in part by Jim Waler or any other employee of the Company was created, conceived made or developed entirely in the scope of his or her employment with the Company, largely at work and using work information, equipment or facilities. The Company is not subject to any pending or, to the Knowledge of the Company, threatened claim or Legal Proceeding related to the Company’s use of Software in the operation of the Business.
     4.14 Contracts. Schedule 4.14 sets forth a list of all written Contracts, or a description of any oral Contracts, to which the Company is a party, by which it is bound or to which the Company is subject, except (a) any Contract (other than agreements and arrangements for performing services (including current fee schedules) that involve (A) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), including the Company Products, (B) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (C) otherwise acting as an “investment adviser” (whether as adviser, subadviser or otherwise) within the meaning of the Advisers Act (as defined below) (“Investment Advisory Contracts”)) that does not require payment by any party thereof of more than $25,000 annually, (b) any Contract (other than an Investment Advisory Contract) that does not require payment by any party thereof of more than $25,000 annually or is terminable by the Company upon ninety (90) days’ notice or less without the payment of any penalty or termination fee, (c) any Contract entered into, after the date hereof and prior to the Closing, with the Purchaser or with any other Person in connection with any Transaction, (d) any Contract entered into in the Ordinary Course of Business after the date hereof and prior to the Closing, and (e) any Contract listed in any other Schedule to this Agreement (provided that such Schedule is cross-referenced on Schedule 4.14). The Company has delivered or made available to the Purchaser true and correct copies of all Contracts (including all exhibits, schedules and amendments) listed on Schedule 4.14 or another Schedule. As used herein, the term “Contract” means the following types of agreements, contracts and commitments (whether written or oral) to which the Company is legally bound:
     (a) agreements and arrangements for performing services (including current fee schedules) that involve (A) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds), including the SMA Accounts to which the Company provides investment advisory or sub-advisory services, as of an applicable determination date (the “Company Products”), (B) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds), or (C) otherwise acting as an “investment adviser” (whether as adviser, subadviser or otherwise) within the meaning of the Advisers Act. This includes advisory contracts, program agreements, acknowledgements or other agreements executed or delivered by the Company for the provision of advisory services under the wrap programs, and each Fund for which the Company acts as general partner, investment adviser or subadviser (collectively, the “Boyd Funds”);
     (b) agreements and arrangements pursuant to which a third party acts as sub-adviser for the Company;
     (c) electronic trading agreements;
     (d) agreements and arrangements for selling or promoting investment advisory or investment management services;

     (e) custody arrangements, transfer agent agreements, services agreements and similar agreements;
     (f) “soft dollar” agreements and arrangements;
     (g) employment, consulting, severance, agency and other compensation agreements and arrangements;
     (h) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to borrowing money or extending credit, or which create or authorize a Lien;
     (i) licenses and arrangements under which the Company (A) is permitted by any Person to use Intellectual Property (except that Schedule 4.14 need not list licenses for off the shelf commercially available software having a price per copy of less than $15,000 that is subject to a shrink wrap or similar unilateral license) or (B) permits a Person to use any Intellectual Property of the Company;
     (j) finder’s agreements and agreements with third party solicitors of clients;
     (k) agreements or arrangements involving payments based on the Company’s profits or revenues;
     (l) joint venture, partnership, limited liability company and similar agreements;
     (m) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements;
     (n) agreements or legally binding commitments between the Company on the one hand and any Affiliate of the Company on the other hand, or otherwise covered by Section 4.26;
     (o) any restrictive covenant contained in any Real Property Leases that restricts the use, transferability or value of such property;
     (p) leases of real property and other leases involving annual rental payments in excess of $25,000;
     (q) service agreements for the Business, including agreements (A) to develop proprietary Software and (B) for duplication, document production and other office services; in each case, with annual payments in excess of $25,000;
     (r) any contract or agreement that restricts the Company or would restrict the Company following the consummation of the Transactions, from competing in any line of business with any Person, soliciting clients or customers, or using or employing the services of any Person;
     (s) any agreement to acquire equipment or any commitment to make capital expenditures of $25,000 or more;
     (t) any indemnification agreement, guarantee to the extent not covered by clause (h) above, or similar agreement or arrangement; and

     (u) any other agreements, contracts and commitments that involve payment obligations of more than $25,000 or are not cancelable at will without penalty by the Company upon ninety (90) days’ notice or less.
Except as disclosed on Schedule 4.14, none of the Company or its employees is subject to a competitive restriction in a Contract or other instrument binding the Company that would prevent the Purchaser from conducting their investment advisory, management and other businesses in a substantially similar manner to which such businesses are conducted on the date of this Agreement.
Each of the Contracts listed on Schedule 4.14 hereto or any of the other Schedules hereto: (1) has been duly authorized, executed and delivered by Company and, to the Knowledge of the Seller Parties, each other party to it; and (2) is in full force and effect and constitutes the valid and legally binding obligation of Company and, to the Knowledge of the Seller Parties, each other party to it, enforceable against Company and, to the Knowledge of the Seller Parties, each other party to it in accordance with its terms (such enforceability being subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law). Except as set for on Schedule 4.14, the Company has not committed any material breach or default under any such Contract. Except as set forth on Schedule 4.14, the Company has not violated the investment guidelines promulgated by any Client and communicated to the Company. There does not exist under any Contract listed on Schedule 4.14 a material event of default or event or condition that, after notice or lapse of time or both, would constitute a material event of default under it on the part of Company or, to the Knowledge of the Seller Parties, on the part of any other party to it.
     4.15 Employee Benefits Plans.
     (a) Schedule 4.15(a) sets forth a correct and complete list of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all other employee benefit plans, programs, agreements, policies or arrangements, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company (collectively, the “Company Plans”), and (ii) all “employee pension plans” (as defined in Section 3(2) of ERISA, subject to Title IV of ERISA or Section 412 of the Code, maintained by the Company or any of its Affiliates and any trade or business (whether or not incorporated) that is or has ever been under common control, or that is or has ever been treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each, an “ERISA Affiliate”) or to which the Company or any ERISA Affiliate contributed or has ever been obligated to contribute thereunder (the “Title IV Plans”). Schedule 4.15(a) sets forth each Company Plan and Title IV Plan that is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), or is or has been subject to Sections 4063 or 4064 of ERISA.
     (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been made available or delivered to the Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; (v) written communications to employees relating to the Company Plans; and (vi) written descriptions of all non-written agreements relating to the Company Plans.
     (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other Applicable Law, and neither the Company (with respect to any “employee benefit plan” as defined in Section 3(3) of ERISA, including Company Plans) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. To the Seller’s knowledge, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.
     (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, and, to the Seller’s knowledge, nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code.
     (e) Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements.
     (f) Neither the Company nor any ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Multiemployer Plan prior to the Closing Date, nor has any of them incurred any liability due to the termination or reorganization of a Multiemployer Plan. Purchaser shall not have (i) any obligation to make any contribution to any Multiemployer Plan or (ii) any withdrawal liability from any Multiemployer Plan under Section 4201 of ERISA, which it would not have had but for the consummation of the Transactions.
     (g) Schedule 4.15(g) sets forth on a plan by plan basis, the present value of benefits payable presently or in the future to employees under each unfunded Company Plan.
     (h) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or Title IV Plans or Applicable Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension), and all contributions for any period ending on or before the Closing Date that are not yet due will have been paid or sufficient accruals for such contributions and other payments in accordance with GAAP are duly and fully provided for on the Recent Balance Sheet. No accumulated funding deficiencies exist in any of the Company Plans or Title IV Plans subject to Section 412 of the Code.
     (i) There is no “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA) in any of the Title IV Plans. Each of the Title IV Plans are fully funded in accordance with the actuarial assumptions used by the Pension Benefit Guaranty Corporation (“PBGC”) to determine the level of funding required in the event of the termination of a Title IV Plan and the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of such Title IV Plan using such PBGC assumptions do not exceed the assets of such Title IV Plan.

     (j) There has been no “reportable event” (as defined in Section 4043 of ERISA) with respect to the Title IV Plans that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.
     (k) Neither the Company nor any ERISA Affiliate has terminated any Title IV Plan, or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA. All premiums due the PBGC with respect to the Title IV Plans have been paid.
     (l) No liability under any Company Plan or Title IV Plan has been funded nor had any such obligation been satisfied with the purchase of a contract from an insurance company that is not rated AA by Standard & Poor’s Corporation or the equivalent by any other nationally recognized rating agency.
     (m) Neither the Company nor any ERISA Affiliate or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA.
     (n) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any knowledge of facts that could form the basis for any such claim or lawsuit.
     (o) There is no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Plans with the Secretary of Labor of the United States or the Secretary of the Treasury of the United States or the furnishing of such documents to the participants in or beneficiaries of the Company Plans. All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Law have been made or taken. Any bonding required with respect to the Company Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.
     (p) Except as set forth on Schedule 4.15(p), none of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidate Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and at the expense of the participant or the participant’s beneficiary. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the applicable notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.
     (q) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan or Title IV Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or Title IV Plan.

     (r) The Company has no contract, plan or commitment, whether legally binding or not, to create any additional material Company Plan or to materially modify any existing Company Plan.
     (s) No stock or other security issued by the Company forms or has formed a material part of the assets of any Company Plan.
     (t) Any individual who performs services for the Company (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company for federal income tax purposes by the Company is not an employee for such purposes.
     4.16 Employees and Labor. None of the employees of the Company is represented in his or her capacity as an employee of the Company by any labor organization. The Company has not recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employee. The Company has not entered into any collective bargaining agreement or union Contract recognizing any labor organization as the bargaining agent of any employee. There is no union organization activity involving any of the employees, pending or to the knowledge of the Seller threatened, nor has there ever been union representation or any union organization activity involving any of the employees. There is no picketing pending or threatened, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or, except as set forth on Schedule 4.16, grievances or labor disputes involving any of the employees, pending or, to the Knowledge of the Seller Parties, threatened. There are no written complaints, charges or claims against the Company pending or, to the Knowledge of the Seller Parties, threatened that could be brought or filed with any Governmental Body or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company, of any individual. The Company is in compliance with all Applicable Laws relating to the employment of labor, including all such Applicable Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar State or local “mass layoff’ or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff’ or “plant closing” (as defined by WARN) with respect to the Company within the six months prior to Closing. Except as set forth on Schedule 4.16, the Company has not, in the last five years, been investigated or examined by the U.S. Department of Labor.
     4.17 Litigation. Except as set forth in Schedule 4.17, there is no suit, action, proceeding, investigation, claim or order pending or, to the Knowledge of the Seller Parties, overtly threatened against the Company or, to the Knowledge of the Seller Parties, pending or threatened against any of the managers, officers, directors or employees of the Company with respect to their business activities on behalf of the Company, or to which the Seller Parties or the Company is otherwise a party, which, if adversely determined, would have a Material Adverse Effect, before any court of competent jurisdiction, or before any Governmental Body of competent jurisdiction. The Company is not subject to any judgment, Order or decree of any Governmental Body except to the extent the same are not reasonably likely to have a Material Adverse Effect and the Company is not engaged in any legal action to recover monies due it or for damages sustained by it.
     4.18 Permits. Schedule 4.18 contains a list of all Permits which are required for the operation of the Business as presently conducted. All such Permits have been duly obtained and are in full force and effect. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) in any material respect of any term, condition or provision of any such Permit and, to the Knowledge of the Seller Parties, there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Seller Parties, threatened that could reasonably be expected to result, nor will entering into the Transactions reasonably be expected to result, in the revocation, cancellation or suspension, or any adverse modification, of any Permit applicable to the Company.
     4.19 Federal and State Securities Laws. Except as set forth on Schedule 4.19:
     (a) Investment Adviser and Other Registrations. The Company is duly registered as an investment adviser under the Advisers Act and has filed and maintained a current notice under the applicable state securities laws in each state in which it has Clients or has determined that it is exempted from the notice filing requirements in those states in which a notice has not been filed and maintained. Except for registration under the Advisers Act and the states in which the Company has filed and maintains current notice filings as listed on Schedule 4.19, neither the Company nor any of its officers or employees is, or is required (as the case may be) to register or file a notice as a federally registered investment adviser, or is required to be, registered or appointed as an investment adviser, investment adviser representative, solicitor, broker-dealer, broker-dealer agent, commodity pool operator, commodity trading adviser, registered representative, sales person or transfer agent with the SEC or other Governmental Body in connection with the services performed by that Person on behalf of the Company.
     (b) Regulatory Filings. The Company has filed a registration statement on Form ADV and those other registrations set forth on Schedule 4.19 required under Applicable Securities Law (the “Company’s Regulatory Filings”). The Company’s Regulatory Filings were prepared, in all material respects, in accordance with Applicable Securities Law and did not when filed contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made, and the Company’s Regulatory Filings have been at all times when in effect (and as of the Closing Date will be) true and correct in all material respects and not materially misleading and will not as of the Closing Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made. The Company has provided to the Purchaser true and correct copies of the Company’s Regulatory Filings since January 1, 2003.
Except as disclosed on Schedule 4.19, no exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requested pending therefor, by or with respect to the Company or the SMA Accounts or the Company’s directors, managers, officers, employees and agents.
     (c) No Governmental Body Investigations or Penalties. The Company has delivered to the Purchaser copies of all correspondence between the Company and the SEC, any State regulatory authority or other Governmental Body since January 1, 2003 relating to any examination or inquiry by the SEC, a State regulatory authority or other Governmental Body with respect to Company’s compliance with Applicable Securities Law. Neither the Company nor any of its managers, directors, officers or employees (in their capacities as such on behalf of Company) has been enjoined, indicted, convicted or made the subject of any investigations (excluding routine examinations by regulatory or self-regulatory organizations), disciplinary proceedings, consent decrees, or administrative orders or other litigation on account of a violation (or alleged violation) of Applicable Securities Law.
     (d) Policies and Procedures. The Company (i) has adopted a formal code of ethics complying with Rule 204A-1 promulgated under the Advisers Act; (ii) has adopted and implemented a written policy on insider trading complying with Section 204A of the Advisers Act; (iii) has adopted and implemented a written policy on allocations of initial public offerings of securities; (iv) has adopted and implemented written policies and procedures with respect to proxy voting complying with Rule 206(4)-6 promulgated under the Advisers Act, (v) has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder (and, as required, other Applicable Securities Laws) complying with Rule 206(4)-7 under the Advisers Act. The Company has given or made available to the Purchaser true and correct copies of such policies and procedures, as well as copies or summaries of all annual reviews of such policies and procedures provided to the board of directors of the Company. Since January 1, 2003, except as reported and documented in accordance with the compliance policies and procedures of the Company, as the case may be, and set forth in Schedule 4.19, there have been no material violations of such policies and procedures (or any similar policies and procedures in effect prior to the effective dates of the above provisions, rules and regulations) by the Company or, its officers, directors, managers, employees, agents or other supervised persons or access persons.
     (e) No Disqualifications. Neither the Company nor, to the Knowledge of the Seller Parties, any “person associated with an investment adviser” (as defined in the Advisers Act and applied to Company) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser, or pursuant to Rule 204-3 under the Advisers Act to serve as a solicitor, and has not been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. The Company is not precluded from acting as a fiduciary by operation of Section 411 of ERISA. There is no judicial or administrative action, suit, proceeding, investigation or other litigation, pending or, to the Knowledge of the Seller Parties, threatened that could reasonably be expected to result in the Company (or, to the Knowledge of the Seller Parties, any affiliated Person of the Company or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or capacity or requiring disclosure to Clients of the Company.
     4.20 Compliance with Law.
     (a) Except as set forth in Schedule 4.20 or any other Schedule to this Agreement, the Company (and each of its directors, managers, officers, employees, representatives and agents) is and has been in compliance with in all material respects, and has not received written notice of a violation of, the laws, regulations, ordinances and rules (including those of any non-governmental self-regulatory agencies) applicable to it or its investment advisory operations (including Applicable Laws (including with respect to the SMA Accounts, Rule 3a-4 under the Investment Company Act).
     (b) Neither the Seller Parties nor the Company, nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, has been the subject of any disciplinary proceedings or orders of any Governmental Body under any Applicable Securities Law which would be required to be disclosed on the Company’s Form ADV, and no such disciplinary proceeding or order is pending or, to the Knowledge of the Seller Parties, threatened, nor is any basis known to the Company or the Seller Parties for any such action by any Governmental Body; (ii) neither the Seller Parties nor the Company nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, has been permanently enjoined by the Order, judgment or decree of any court or other Governmental Body from engaging in or continuing any conduct or practice in connection with any activity for or on behalf of the Company; and (iii) neither the Seller Parties nor any of the officers, members, directors, employees or Affiliates of the Seller Parties or the Company, is or has been ineligible to serve as, or subject to any disqualification which would be the basis for any denial, suspension or revocation of the registration of or for any limitation on the activities of the Seller Parties or the Company as an investment adviser under the provisions of the Advisers Act or ineligible to serve in, or subject to any disqualification which would be the basis for any limitation on serving in, any of the capacities specified in Section 9(a) or 9(b) of the Investment Company Act or which could give rise to an affirmative answer to any of the questions in Item 11, Part I of the Form ADV of the Seller Parties or the Company.
     4.21 Investment Adviser Activities.
     (a) The Company is duly registered with the SEC as an investment adviser and such registration is in full force and effect.
     (b) Except as set forth on Schedule 4.21, there are no registered investment companies or unregistered collective investment vehicles to which, or on whose behalf, as of the date hereof, any of the Seller Parties acts as investment adviser or sub-adviser or otherwise provides investment management or advisory services, or in the case of open-end funds, acts as principal underwriter.
     (c) The brokerage policies employed by the Company have at all times been in conformity in all material respects with the description set forth in the Company’s Form ADV, and the only products or services obtained by the Company through the use of brokerage commissions have been “brokerage and research” services within the meaning of Section 28(e) of the Exchange Act and the SEC staff interpretations thereunder.
     4.22 Code of Ethics. The Company has adopted a written policy regarding insider trading and a Code of Ethics that complies in all material respects with all applicable provisions of Section 204A of the Advisers Act, true and correct copies of which have been delivered to the Purchaser prior to the date hereof. All required employees of the Company have executed acknowledgments that they are bound by the provisions of such Code of Ethics, insider trading policy and personal trading policy. The policies of the Company with respect to avoiding conflicts of interest are as set forth in the Company’s most recent Form ADV or incorporated by reference therein. There have been no material violations or allegations of material violations of such Code of Ethics, insider trading policy, conflicts policy or personal trading policy. The Company has adopted compliance policies and procedures and designated a chief compliance officer, each in accordance with Rule 206(4)-7 under the Advisers Act.
     4.23 Insurance.
     (a) Schedule 4.23 sets forth a complete and accurate list of all policies of insurance of any kind or nature covering the Company or any of its employees, properties or assets, including policies of life, disability, fire, theft, workers compensation, directors’ and officers’, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect, and, to the Knowledge of the Seller Parties, the Company is not in default of any provision thereof, except for such defaults as would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) To the Knowledge of the Seller Parties, at all times during the period between January 1, 2002 and October 15, 2007, the Company maintained insurance coverage, including, but not limited to, investment advisors errors and omissions liability insurance coverage, commercial general liability insurance coverage and employee fidelity bonds with coverage limits and in such amounts as were necessary to bring the Company in compliance with its covenants and obligations under each of its Contracts with Clients, including all Investment Advisory Contracts.
     4.24 Environmental Matters. Except as set forth on Schedule 4.24:
     (a) the Company is not the subject of any outstanding written Order or Contract with any Governmental Body or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any release or threatened release of a Hazardous Material; or
     (b) no claim has been made or is pending, or to the Knowledge of the Seller Parties, threatened against the Company alleging either or both that the Company may be in violation of any Environmental Law or may have any Liability under any Environmental Law.
     4.25 Receivables; Payables.
     (a) All accounts receivable of the Company have arisen from bona fide transactions in the Ordinary Course of Business. All accounts receivable of the Company on the Balance Sheet Date and arising thereafter are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. No account receivable of the Company has been requested by the Company to be paid sooner than in the Ordinary Course of Business.
     (b) All accounts payable of the Company on the Balance Sheet Date and arising thereafter are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable in the Ordinary Course of Business.
     4.26 Related Party Transactions.
     (a) Except as set forth on Schedule 4.26 or in any other Schedule to this Agreement, none of the Seller Parties nor any of their respective Affiliates has borrowed any moneys from, or has outstanding any Indebtedness or other similar obligations to, the Company. Except as set forth in Schedule 4.26, none of the Seller Parties, the Company, any Affiliate of the Company or the Seller Parties nor any officer or employee of any of them (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company (other than as holder of any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise), or (B) a participant in any transaction to which the Company is a party or (ii) is a party to any Contract with the Company.
     (b) Except for employment agreements, each Contract, agreement or arrangement between the Company on the one hand, and any Seller Party or any Affiliate of any Seller Party, or any officer, director of any Seller Party, on the other hand, is on commercially reasonable terms no more favorable to the Company or the Seller Party than what any third party negotiating on an arms-length basis could reasonably expect.

     4.27 Clients.
     (a) Schedule 4.27(a) lists, as of September 30, 2008, and will list as of three (3) Business Days prior to the Closing Date, the Company’s Clients and, for each Client as of September 30, 2008:
     (i) the Client’s name;
     (ii) whether the Company advises that Client directly or is that Client’s subadviser;
     (iii) whether the Client is a Fund;
     (iv) whether the Company’s advisory services to the Client are discretionary, non-discretionary or impersonal;
     (v) the amount of AUM;
     (vi) the fee schedule for that Client (and whether the fee is a fixed fee, an asset-based fee, a fulcrum fee, a performance fee or other arrangement);
     (vii) the product of subparagraphs (v) and (vi);
     (viii) any material adjustments to the fee schedule since the Balance Sheet Date or as are presently proposed to be implemented;
     (ix) the amount of revenues billed from such Client during the year ended December 31, 2007 and for the 9 months ending September 30, 2008;
     (x) the final maturity date of the Contracts relating to such Client and any early termination provisions thereof;
     (xi) if applicable with respect to a Client, the wrap program through which the Client’s AUM is managed by the Company (including the sponsor) and whether the Company has a direct contract with the underlying Client; and
     (xii) the manner of Consent required from such Client to consummate the Transactions.
Schedule 4.27(a) also identifies as of September 30, 2008 (and will identify as of the Closing Date) all “sponsors” and their programs in which the Company participates as an adviser or subadviser. Except for the Persons listed on Schedule 4.27(a), the Company does not provide investment advisory or other services to, and does not receive any advisory fee, subadvisory fee, performance fee, profit participation, equity return or other income from any Person.
     (b) Except as set forth on Schedule 4.27(b), the Company and, to the Knowledge of the Seller Parties, each Client is in compliance in all material respects with the terms and conditions of each Client’s Investment Advisory Contract to which it is a party.
     (c) Except as set forth in Schedule 4.27(c), no party to an Investment Advisory Contract has given written notice to the Company of such party’s intention to terminate or materially reduce its investment relationship with the Company or to adjust the fee schedule with respect to any Investment Advisory Contract in a manner that would reduce the fee to the Company. Neither the Company nor any of the Seller Parties has waived any of its material rights under any Investment Advisory Contract. Each Investment Advisory Contract has been performed in accordance with the Advisers Act and all other Applicable Laws by the Company. Schedule 4.27(c) sets forth a true and correct description of all complaints of Clients reported to management of the Company for the three (3) year period preceding the date of this Agreement.
     (d) Each Client who is a party to an Investment Advisory Contract which provides for compensation to the Company on the basis of a share of capital gains upon or capital appreciation of the funds of any portion of the funds of its clients is a “qualified client” as defined in 17 C.F.R. 275.205-3 or is otherwise exempt from the compensation restrictions contained in Section 205(a)(1) of the Advisers Act.
     4.28 Banks. Schedule 4.28 contains a complete and correct list of the names and locations of all financial institutions in which Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.28, no Person holds a power of attorney to act on behalf of the Company.
     4.29 Wrap Programs. Schedule 4.29 lists each wrap program, and the “sponsor” for each such program, in which the Company participates as an adviser or sub adviser. The Company has delivered or made available to the Purchaser all Investment Advisory Contracts, program agreements, platform agreements, electronic trading agreements, acknowledgements or other agreements executed or delivered between the Company and the sponsors (or the sponsors’ Affiliates) in connection with such wrap programs. To the Knowledge of the Seller Parties, no “sponsor” of such a wrap program has indicated that it will not Consent (to the extent Consent is required) to the Transactions.
     4.30 Performance and Advertising.
     (a) The calculation of performance of the Company Products is (and will continue to be through the Closing) materially accurate and has been (and will continue to be through the Closing) calculated at all times, and in all material respects, in compliance with Applicable Law. The Company has maintained (and will continue to maintain through the Closing) all books and records necessary or required under Applicable Law and justify the performance calculations, for the Company Products.
     (b) All marketing, advertising and distribution materials, disclosures and practices prepared, used, filed or implemented by Company, or its Affiliates, in managing and marketing the Company Products and otherwise operating the Business have complied, and will continue to comply, in all material respects with Applicable Laws, and all such marketing, advertising and distribution materials and disclosures have not (and will not through the Closing) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in them not misleading in light of the circumstances under which they were made.
     4.31 Boyd Funds.
     (a) Schedule 4.31 sets forth a list of each Boyd Fund. Each Boyd Fund that is an entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or other power and authority to own, lease and operate its properties and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where it is required to do so under Applicable Law, except where the failure to be so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

     (b) No Boyd Fund is required to be registered with the SEC as an investment company under the Investment Company Act.
     (c) The outstanding shares or other equity interests of each Boyd Fund were duly authorized for issuance and are validly issued, fully paid and non-assessable and the shares or interests of each such Boyd Fund have been offered and sold pursuant to an exemption from the securities registration requirements under Applicable Law; and each Boyd Fund has been operated since its inception and is currently operating in compliance in all material respects with Applicable Law.
     (d) All information provided in writing by the Company expressly for use in (i) the offering documents with respect to offerings and sales of the interests in the Boyd Funds and (ii) filings by such Boyd Funds with the SEC, did not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (e) The offering and sale of the limited partnership interests or other securities representing interests in the Boyd Funds were not required to be registered under the Securities Act or state securities laws and otherwise complied in all material respects with Applicable Securities Law.
     (f) The investors who have purchased limited partnership interests or other securities representing interests in the Boyd Funds which provide compensation to the Company on the basis of a share of capital gains upon or capital appreciation of the funds or any portion of the funds of the Boyd Funds are “qualified clients” as defined in 17 C.F.R. 275.205-3 or is otherwise exempt from the compensation restrictions contained in Section 205(a)(1) of the Advisers Act.
     (g) Except as set forth on Schedule 4.31(g), no assets of any Boyd Fund constitute “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101 as modified by Section 3(42) of ERISA.
     4.32 Financial Advisors. Except as set forth on Schedule 4.32, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Seller Parties or the Company in connection with the Transactions and no Person is entitled to any fee or commission or like payment in respect thereof.
ARTICLE IV-A
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS AND THE PREFERRED MEMBERS
     The Members hereby jointly and severally represent and warrant to the Purchaser with respect to the representations and warranties regarding the Seller, and the Members and the Preferred Members severally, but not jointly, represent and warrant to the Purchaser with respect to representations and warranties regarding such Member or Preferred Member, as follows:
     4A.1 Organization; Power and Authority. Each of the Members and the Preferred Members has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by such

Member and Preferred Member in connection with the consummation of the Transactions (together with this Agreement, the “Member Documents”), and to consummate the Transactions. This Agreement has been, and each of the Member Documents will be at or prior to the Closing, duly and validly executed and delivered by such Member and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Member Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Member, enforceable against such Member or Preferred Member, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     4A.2 Conflicts; Consents of Third Parties.
     (a) None of the execution and delivery by each Member of this Agreement and the Member Documents, the consummation of the Transactions, or compliance by such Member with any of the provisions hereof or thereof will conflict with, or result in any violation or acceleration of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of such Member to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Seller under any provision of (i) the articles of organization and Operating Agreement or comparable organizational documents of the Seller; (ii) any Contract, or Permit to which the Seller is a party or by which any of the properties or assets of the Seller are bound; (iii) any Order of any court, Governmental Body or arbitrator applicable to the Seller or any of the properties or assets of the Seller of the date hereof; or (iv) any Applicable Law.
     (b) No Consent is required on the part of each Member in connection with the execution and delivery of this Agreement or the Member Documents, or the compliance by such Member with any of the provisions hereof or thereof, the consummation of the Transactions or the taking by such Member of any other action contemplated hereby or thereby.
     4A.3 Investment Representations. Each of the Seller, the Members and the Preferred Members is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. Each of the Seller, the Members and the Preferred Members acknowledges that delivery of the Purchaser Common Stock has not been registered under Applicable Securities Laws of any jurisdiction and that it is acquiring the Purchaser Common Stock for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. Each of the Seller, the Members and the Preferred Members is a sophisticated investor with knowledge and experience in financial, business and investment matters, including the investment management industry and business and operations of companies that operate in such industry, is capable of evaluating the terms and conditions, risks and merits of the transactions described herein and the receipt of the Purchaser Common Stock, and has the capacity to protect its own interests and bear the economic risks of the investment in the Purchaser Common Stock. Each of the Seller, the Members and the Preferred Members further represents that it does not have any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or grant participation to any third person or entity with respect to any of the Purchaser Common Stock.
     4A.4 Information. Each of the Seller, the Members and the Preferred Members acknowledges that the Purchaser has given the Seller, the Members and the Preferred Members (and their advisors, if any) the opportunity to ask questions of, and receive answers from, the officers and management employees of the Purchaser, to obtain additional information about the business and financial condition of the Purchaser, and access to the facilities, books and records relating to the Purchaser’s business in order to evaluate the potential acquisition of Purchaser Common Stock contemplated hereby. Each of the Seller, the Members and the Preferred Members acknowledges and understands that its investment in the Purchaser Common Stock involves a significant degree of risk, including the risks reflected in the reports, schedules, forms, statements and other documents that the Purchaser has filed with the SEC pursuant to the reporting requirements of the Exchange Act prior to the date hereof, including all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein.
     4A.5 Resale Restrictions. Each of the Seller, the Members and the Preferred Members acknowledge that delivery of the Purchaser Common Stock has not been, and will not be upon the Seller’s (or its designee’s) receipt thereof, registered or qualified under any Applicable Securities Laws and consequently, it has to bear the risk of holding the Purchaser Common Stock indefinitely until a subsequent disposition thereof is registered or qualified under all Applicable Securities Laws or is exempt from such registration or qualification. The certificates representing the Purchaser Common Stock shall bear a legend reflecting such restrictions on resale.
     4A.6 Reliance on Exemptions. Each of the Seller, the Members and the Preferred Members understands that the shares of Purchaser Common Stock are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Applicable Securities Laws and that the Purchaser is relying upon the truth and accuracy of, and its compliance with, his, her or its representations, warranties, agreements, acknowledgments and understandings set forth herein to determine the availability of such exemptions and the eligibility of each of the Seller, the Members and the Preferred Members to acquire the Purchaser Common Stock.
     4A.7 Governmental Review. Each of the Seller, the Members and the Preferred Members understands that no government or governmental agency, including, without limitation, any United States federal or state agency, has passed upon or made any recommendation or endorsement of the Purchaser Common Stock or an investment therein.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
     The Purchaser hereby represents and warrants to the Seller Parties as follows:
     5.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to own, lease and operate its properties and carry out its business as now conducted.
     5.2 Authorization of Agreement. The Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby, including, without limitation, the power and authority to issue the Purchaser Common Stock pursuant to this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of the Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
     5.3 Conflicts; Consents of Third Parties.
     (a) Neither the execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, nor the compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with, or result in the breach or violation of, any provision of the certificate of incorporation or bylaws of the Purchaser, (ii) conflict with, violate, result in the breach of, or constitute a default under any note, bond, mortgage, indenture, license, agreement or other obligation to which the Purchaser is a party or by which the Purchaser or its properties or assets are bound or (iii) violate any Applicable Law, statute, rule, regulation, order or decree of any Governmental Body or authority by which the Purchaser is bound.
     (b) No Consent is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, the consummation of the Transactions or the taking of any other action contemplated hereby or thereby.
     5.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the Transactions or which, if adversely determined, would have a materially adverse effect on the Purchaser’s business, assets, properties, results of operations or condition (financial or otherwise).
     5.5 Investment Representations. The Purchaser is an “accredited investor” as defined in Regulation D promulgated under the Securities Act. The Purchaser is acquiring the Membership Interests for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. The Purchaser understands that the Membership Interests have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. The Purchaser is acquiring the Membership Interests for its own account, not as a nominee or agent, for investment, and not with a view to distribution thereof. The Purchaser is a sophisticated investor with knowledge and experience in financial and business matters, is capable of evaluating the terms and conditions and risks and merits of the purchase of the Membership Interests, and has the capacity to protect its own interests and bear the economic risks of the investment in the Membership Interests. The Purchaser acknowledges that the Company has given the Purchaser the opportunity to ask questions of, and receive answers from, the officers and management employees of the Company, to obtain additional information about the business and financial condition of Company, and access to the facilities, books and records relating to Company’s business in order to evaluate the purchase of the Membership Interests contemplated hereby.
     5.6 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Purchaser in connection with the Transactions and no person is entitled to any fee or commission or like payment in respect thereof.
     5.7 No Governmental Body Investigations or Penalties. Neither the Purchaser nor any of its directors, officers or employees has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, consent decree, or administrative order or other litigation on account of a violation of any Applicable Securities Law.

     5.8 No Disqualification. Neither the Purchaser nor, to the Purchaser’s knowledge, any “person associated with an investment adviser” (as defined in the Investment Advisers Act of 1940, as amended from time to time, and the rules and regulations of the SEC promulgated under it (the “Advisers Act”), as applied to the Purchaser as if it were an investment adviser) is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as a person associated with an investment adviser or has been the subject of any legal or disciplinary event that must be disclosed to clients pursuant to Rule 206(4)-4 promulgated under the Advisers Act. There is no judicial or administrative action, suit, proceeding, investigation or other litigation, pending or, to the Purchaser’s knowledge, threatened that could reasonably be expected to result in the Purchaser (or, to the Purchaser’s knowledge, any “affiliated person” (as such term is defined in Section 2(a)(3) of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated under it (“Investment Company Act”)) of such Person of the Purchaser or any “person associated with an investment adviser” as contemplated above) becoming ineligible to serve in such positions or requiring disclosure to clients of the Purchaser’s advisory Affiliates.
ARTICLE VI
COVENANTS
     6.1 Access to Information. The Seller Parties and the Company agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and such examination of the books, records and financial condition of the Company as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller Parties and the Company shall cooperate, fully therewith. No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller Parties contained in this Agreement. In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company, the Seller Parties shall cause the officers, employees, attorneys, consultants, agents, accountants and other representatives of the Company to cooperate fully with such representatives in connection with such review and examination. The Seller Parties and the Company and the Purchaser agree that the provisions of the Mutual Non-Disclosure Agreement dated as of April 23, 2008 as executed by the Purchaser and the Seller and all related rights and obligations shall continue in effect following execution of this Agreement but shall be automatically extinguished and terminated as of Closing.
     6.2 Conduct of the Business Pending the Closing.
     (a) Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, prior to the Closing the Company shall:
     (i) conduct the business of the Company only in the Ordinary Course of Business;
     (ii) (A) maintain the books, accounts and records of the Company in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable in the Ordinary Course of Business, and (C) comply with all material contractual and other material obligations applicable to the operation of the Company; and
     (iii) comply in all respects with Applicable Law.

     (b) except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser (which shall not be unreasonably withheld), the Company shall not:
     (i) declare, set aside, make or pay any distribution in respect of the Membership Interests (other than as contemplated in Section 2.4) or repurchase, redeem or otherwise acquire any outstanding Membership Interests or other ownership interests in, the Company;
     (ii) transfer, issue, sell or dispose of any Membership Interests or grant options, warrants, calls or other rights to purchase or otherwise acquire Membership Interests;
     (iii) effect any recapitalization, reclassification or like change in the capitalization of the Company;
     (iv) amend the articles of organization or operating agreement of the Company;
     (v) (A) increase the annual or hourly, as the case may be, level of compensation of any employee of the Company, except as otherwise already provided in an employment agreement with such employee, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, except as otherwise already provided in an employment agreement with such executive officer (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant (other than transaction bonuses to be paid by the Seller to certain of its Members and/or employees of the Seller and/or the Company as identified in writing to the Purchaser on Schedule 6.2(b)(v)(c)), (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, Company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise materially modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;
     (vi) subject to any Lien (except for leases that do not materially impair the use of the property subject thereto in their respective businesses as presently conducted), any of the material properties or assets (whether tangible or intangible) of the Company;
     (vii) acquire any material properties or assets or sell, assign, transfer, convey, encumber, lease or otherwise dispose of any of the Intellectual Property, Software or material properties or assets of the Company;
     (viii) enter into any commitment for capital expenditures of the Company in excess of $25,000 for any individual commitment and $75,000 for all commitments in the aggregate;

     (ix) incur any Liability to any labor organization with respect to the Company;
     (x) permit the Company to enter into or agree to enter into any merger or consolidation with, any other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities or ownership interests of any other Person;
     (xi) except for transfers of cash pursuant to normal cash management practices or payments for employment services rendered in the Ordinary Course of Business, permit the Company to make any investments in or loans to, or enter into or modify in any material respect any Contract with, any Seller Party or any Affiliate of any Seller Party;
     (xii) make or rescind any election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit controversy relating to Taxes, or except as required by Applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return;
     (xiii) enter into any contract or agreement or commitment which materially restrains, restricts, limits or impedes the ability of the Company or its employees to compete with or conduct any business or line of business in any geographic area;
     (xiv) file or cause to be filed any amended Tax Return;
     (xv) incur any material liability for Taxes other than in the Ordinary Course of Business; or
     (xvi) agree to do anything prohibited by this Section 6.2 or anything which would make any of the representations and warranties of the Seller Parties in this Agreement or the Member Documents untrue or incorrect in any material respect as of any time through and including the Closing.
     6.3 Client Consents.
     (a) Notices to Clients. Within three (3) Business Days following the date of this Agreement, the Company shall send a notice:
     (i) in the form of Exhibit B to those Clients (except sponsors of wrap programs) whose Investment Advisory Contracts require affirmative written consent to be assigned; and
     (ii) in the form of Exhibit C to those Clients (except sponsors of wrap programs) whose Investment Advisory Contracts require consent, but not affirmative written consent, to be assigned.
With respect to any Client obtained between the date hereof and the Closing Date, the Company shall send to such Client notice pursuant to subclause (i) or (ii) above, as applicable.

     (b) Consent Communications; Payment Obligations. The Company and the Purchaser will consult and cooperate in respect of, and provide reasonable assistance in connection with, communications to all Clients and other matters related to obtaining the foregoing Consents. Notwithstanding anything in this Section 6.3 to the contrary, in no event shall the Company be obligated to pay any amount to obtain any Consent, reduce the amount of advisory fees or other amounts payable to the Company by any Client or otherwise amend any Investment Advisory Contract or Subadvisory Contract in a manner adverse to the Company for purposes of obtaining any Consent or new Investment Advisory Contract.
     6.4 Other Actions. Each of the Seller Parties, the Company and the Purchaser shall use commercially reasonable best efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions. Each of the parties hereto shall use commercially reasonable best efforts to coordinate and cooperate with the other parties in exchanging the information and supplying the reasonable assistance requested by any such party in connection with obtaining any Consents required hereunder in order to consummate the Transactions.
     6.5 Non-Negotiation.
     (a) The Seller Parties and the Company shall not, and shall use reasonable best efforts to cause the Company or any of the Company’s directors, officers, employees, representatives or agents, including Bruml Capital Corporation (collectively, the “Representatives”), not to directly or indirectly, (i) discuss with a third party, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired entity, any transaction involving a merger, consolidation, business combination, purchase or disposition of any significant amount of the assets or equity or ownership or interest in the Company other than the Transactions (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way, with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
     (b) The Seller Parties shall notify the Purchaser promptly, and in any event, within three (3) Business Days, if any Seller Party or the Company receives any proposal or offer in respect of an Acquisition Transaction (an “Acquisition Proposal”) (including the terms thereof) or (ii) a Person requests information relating to an actual or potential Acquisition Proposal.
In no event shall any of the Seller Parties, the Company or any of the Company’s Representatives respond positively to or otherwise act on any such Acquisition Proposal, it being understood that such activity is prohibited under this Section 6.5.
     (c) The Seller Parties shall, and the Company shall cause its Representatives to, immediately terminate (and not recommence unless this Agreement is terminated) any activities (including discussions, meetings, correspondence or negotiations with any Persons) conducted before the date of this Agreement with respect to an Acquisition Proposal.
     6.6 Publicity. Each of the Seller Parties, the Company and the Purchaser shall not and shall not permit their Affiliates to issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by Applicable Law or by the applicable rules of any stock exchange, provided that, to the extent required by Applicable Law, the party intending to make such release shall use commercially reasonable efforts consistent with the requirements such Applicable Law or exchange requirement to consult with the other party with respect to the text thereof.
     6.7 Releases. On or prior to the Closing Date, the Seller and each Member shall execute and deliver to the Purchaser a release, substantially in the form of Exhibit D hereto (a “Member Release”).
     6.8 Schedule Update.
     (a) Notwithstanding anything to the contrary contained herein, at any time and from time to time prior to the Closing, the Company and the Seller Parties may supplement a schedule delivered to the Purchaser under Article IV (or deliver additional schedules) solely with respect to any event, fact or circumstance arising after the date hereof for purposes of updating any representation or warranty contained in Article IV (a “Schedule Update”).
     (b) Without limiting the foregoing, the Company and the Seller Parties shall deliver Schedule Updates (to the extent that information required to be disclosed on such Schedules has changed, and dated as of a date not more than five (5) Business Days prior to the Closing) to the Purchaser for the following Schedules at least three (3) Business Days prior to the Closing: 4.9, 4.14, 4.17, 4.18, 4.19, 4.20, 4.26, and 4.27(a).
     (c) Without limiting the foregoing, the Company and the Seller Parties shall promptly notify the Purchaser in writing if such Seller Party or the Company becomes aware of any fact or condition that causes or constitutes a breach of representation or warranty set forth in this Agreement or that would cause or constitute a breach of any such representation or warranty had such representation or warranty been made at the time of occurrence or discovery of such fact or condition.
     6.9 Preservation of Records. Subject to Section 9.10(d) (relating to the preservation of Tax records), the Seller Parties and the Purchaser agree that each of them shall preserve and keep the records held by them relating to the business of the Company for a period of seven (7) years from the Closing Date and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or investigations by any Governmental Body of the Seller Parties or the Purchaser or any of their Affiliates or in order to enable the Seller Parties or the Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby. In the event the Seller Parties of the Purchaser wishes to destroy such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.
     6.10 Use of Name. The Seller Parties hereby agree that upon the consummation of the Transactions, the Company shall have the sole right to the use of the name “Boyd Watterson” and “BWAM” and the Seller Parties shall not, and shall not cause or permit any Affiliate to, use such name or any variation or simulation thereof. The Seller Parties shall cause the Seller to take such action as necessary to change its name prior to Closing in order to comply with the preceding sentence. If, after the Closing Date, the Company changes its name and the Company and its Affiliates cease to use such name or any variation thereof in any of their businesses for a period of twelve (12) consecutive months, then the foregoing restriction with respect to the use of the Company’s name shall cease and the Seller Parties may use such name in the conduct of any business not in violation of the terms of Section 6.11.

     6.11 Restrictive Covenants.
     (a) Acknowledgements. Each of the Seller Parties acknowledges that: (i) an essential part of the Agreement is the purchase by the Purchaser of goodwill and that, to protect and preserve such goodwill, the covenants set forth in this Section 6.11 are not only reasonable and necessary but required as a condition to the Purchaser’s consummation of the Transactions; (ii) the provisions of this Section 6.11 are the product of arm’s-length negotiation and are reasonable and necessary to protect and preserve the Purchaser’s interests in and right to the ownership, use and operation of the Company from and after the Closing Date; and (iii) the Purchaser would be irreparably harmed and damaged if any of the Restricted Parties breached the covenants set forth in this Section 6.11.
     (b) Confidentiality. From and after the Closing Date, the Seller Parties shall treat and hold as confidential all information which was treated by the Company as confidential as of the date of this Agreement or as of Closing relating to the Company’s customers and operations and those Persons who are actively targeted by the Company as prospective customers as reflected in the books and records of the Company as active prospects (“Confidential Information”). Without limiting the foregoing, the Seller Parties shall not disclose any Confidential Information to any Person (except, as may be necessary, to such Person’s auditors, counsel or other professional advisors) or make use of or exploit any such Confidential Information for its own purposes or for the benefit of any other Person (other than the Purchaser). In the event that any of the Seller Parties is required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such Confidential Information, then such Person shall promptly notify the Purchaser of the requirement so that the Purchaser may, at its expense, promptly seek an appropriate protective order or waive compliance with this Section 6.11(b). If, in the absence of a protective order or receipt of a waiver hereunder, any of the Seller Parties is, on the advice of counsel, compelled to disclose such Confidential Information, such Person may so disclose the Confidential Information; provided, however, that such Person will use all reasonable efforts to request reliable assurance that confidential treatment will be afforded to such Confidential Information. The provisions of this Section 6.11(b) will not be deemed to prohibit the disclosure by the Seller Parties of Confidential Information to the extent reasonably and directly required (a) to prepare or complete any required Tax Returns or financial statements, (b) in connection with any reports, statements, testimony audits or other proceedings before or by a Governmental Body, (c) to comply with any Applicable Laws, (d) to defend any suit, claim or other litigation, or in response to any summons or subpoena, or (e) to provide services to the Purchaser in accordance with the terms of this Agreement or any Seller Party Document. The provisions of this Section 6.11(b) shall not apply to information that is or becomes (i) publicly available other than as a result of a disclosure by the Seller Parties or (ii) available to the Seller Parties on a non-confidential basis from a source that, to the knowledge of such Person, is not prohibited from disclosing such information by any legal, contractual or fiduciary obligation. The obligations in this Section 6.11(b) shall survive the Closing for a period of 18 months.
     (c) Non-Competition. Each Seller Party, for and in consideration of the aggregate Purchase Price to be received under this Agreement in connection with the sale of the Membership Interests, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees for the Applicable Non-Compete Period not to directly or indirectly:
     (i) solicit or invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, lend their names, lend their credit to, render services or advice to, or otherwise assist any Person (except the

Company and Purchaser) who or which solicits for a Competing Business the business in the Designated Field of any Person who or which is a Client of Company (or any successor thereto) or a prospective customer or client of the Company to which the Company has made Substantial Sales Efforts in the 12 month period prior to the Closing Date; or
     (ii) otherwise induce (or assist any other Person in inducing) any Client of the Company) to cease doing business with the Company), or in any way adversely interfere with the relationship between any Client of the Company.
     For purposes hereof, “Designated Field” means the provision of discretionary, non-discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act.) For purposes hereof, “Substantial Sales Efforts” means marketing or sales activities undertaken on behalf of Company in an effort to secure foreseeable business opportunities with a prospective customer provided that such efforts (1) enjoy a reasonable prospect of success and (2) include either (A) multiple in person, written or email communications or (B) the preparation of a written quotation or proposal made in connection with an on site visit. For purposes hereof, ‘Competing Business” means any business, enterprise, employment or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes with the Company (or any successor thereto), the Company Products or the Business in any Designated Field.
     (d) Non-Solicitation. Each Seller Party, for and in consideration of the aggregate Purchase Price to be received under this Agreement in connection with the sale of the Membership Interests, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agrees from and after the date hereof until the Closing and for the Applicable Non-Compete Period thereafter not to solicit, hire, employ or otherwise engage (or assist any other Person in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, consultant or otherwise, any employee of the Company, or induce or assist any other Person in inducing any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with the Company; provided, however, that such obligation shall not prohibit advertisements of a general nature which are not targeted to the Company’s employees.
     (e) Exceptions.
     (i) Notwithstanding the restrictions contained in Section 6.11(c) above, a Restricted Party may purchase or otherwise acquire, and hold, any class of securities of any enterprise (as a passive investment and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Exchange Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise.
     (ii) Notwithstanding the restrictions contained in Sections 6.11(c) and (d) above, a Restricted Party that becomes an employee of the Purchaser (or any of its Affiliates, including the Company), upon and after the Closing, may (for so long as such Restricted Party remains an employee of the Purchaser (or any of its Affiliates, including the Company)) take actions within the scope of such Restricted Party’s employment on behalf of his or her employer (i.e., the Purchaser or any of its Affiliates, including the Company) without violating the restrictions contained in Sections 6.11(c) and (d) above.
     (iii) Notwithstanding anything to the contrary set forth in Sections 6.11(c) and (d), in no event shall any Seller Party be deemed to be restricted from engaging in any Permitted Activity.
     (f) Reasonable Covenants. Each of the Seller Parties agrees that the covenants set forth in this Section 6.11 are reasonable with respect to their scope, duration and geographic area.
     (g) Severability of Covenants. Whenever possible, each provision and term of this Section 6.11 shall be interpreted in a manner to be effective and valid, but if any provision or term of this Section 6.11 is held to be prohibited or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Section 6.11. If any of the covenants set forth in this Section 6.11 are held to be unreasonable, arbitrary or against public policy, such covenants shall be considered divisible with respect to duration, geographic area and scope, and in such lesser duration, geographic area and scope, shall be effective, binding and enforceable against the Restricted Parties to the greatest extent permissible.
     (h) Remedies. The Parties recognize that damages in the event of a breach by any of the Restricted Parties of any provision of this Section 6.11 would be difficult to ascertain, and it is therefore agreed that the Purchaser, in addition to and without limiting any other remedy or right it may have, shall have the right to seek specific performance, an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, without posting any bond. The existence of this right shall not preclude any other rights or remedies at law or in equity which the Purchaser may have relating to a breach of this Section 6.11.
     6.12 Employees. The Company shall, upon request from the Purchaser and subject to Applicable Law, reasonably cooperate with and support all reasonable efforts of the Purchaser to retain all employees of the Company whom the Purchaser shall identify to the Seller that it desires to employ to continue their employment with the Company (the “Continuing Employees”). The Company shall provide employment agreements to the individuals listed on Schedule 6.12 in substantially the form attached hereto as Exhibit F (as modified pursuant to Schedule 6.12) and shall provide Share Grant Agreements in substantially the form attached hereto as Exhibit G to the individuals and in the amounts set forth on Schedule 6.12. The Company shall use commercially reasonable efforts and shall assist Purchaser in its efforts to have the employment agreements and Share Grant Agreements described above executed and delivered by all parties thereto. Notwithstanding the foregoing, the Continuing Employees are not intended to, and shall not, be third-party beneficiaries of this or any other provision of this Agreement.
     6.13 Management Committee; Board of Directors of the Purchaser; LTIP and Other Bonus Arrangements.
     (a) Management Committee. On the Closing Date, the Company shall establish a Management Committee, comprised of Messrs. Gevry, Bartter, Hyland and Bee and two appointees of the Purchaser, and the roles and responsibilities of each member thereof. The Management Committee shall be responsible for the management of the Company and shall use reasonable efforts to meet at least once per calendar quarter. The Management Committee shall have the authority to designate referral fees to be paid to employees of the Company on such terms as may be agreed upon from time to time.

     (b) Managing Member of the Company. The Purchaser shall cause Brian L. Gevry to be appointed as Managing Member of the Company effective as of the Closing.
     (c) Managing Director of the Purchaser. The Purchaser shall cause Brian L. Gevry to be appointed as a Managing Director of the Purchaser effective as of the Closing.
     (d) Corporate Incentive Plan. Following the Closing and for each of the calendar years 2009 and 2010, the Purchaser shall cause the Company to maintain an incentive plan for the benefit of certain key employees of the Company, including the individuals listed in Schedule 6.13(d), which shall provide for aggregate payments which are equivalent to between 4% and 8% (as designated by the Purchaser following discussions with the Managing Member of the Company) of the gross revenues of the Company. Thereafter, the Purchaser shall provide key employees of the Company with bonuses as set and administered under the Purchaser’s corporate bonus plan.
     (e) Certain 2009 Salary Rates. Following the Closing, the Company shall provide the annual salary rates for 2009 for Company employees as set forth in Schedule 6.13(e).
     6.14 Working Capital. At Closing, the Purchaser shall provide the Company with a level of working capital which is agreed upon by the parties as of the date of this Agreement.
     6.15 Corporate Existence of the Seller. The Members shall take all actions necessary to maintain the status of the Seller as a limited liability company that is duly organized, validly existing and in full force and effect under the laws of the State of Ohio from the date hereof through and including the date that is five (5) Business Days following the completion of the audited financial statements of the Company for the year ending December 31, 2010.
     6.16 Assignment of Certain Rights. Prior to the Closing, the Seller shall take all actions necessary to complete, effective as of a time prior to the Closing, the assignment to the Company of the Seller’s rights (but not its obligations) with respect to the Company under Sections 7(f) and (g) and Section 9(g) of that certain Purchase Agreement, entered into as of August 16, 2007, by and among The PNC Financial Services Group, Inc., Mercantile/Cleveland, LLC and the Seller.
     6.17 Insurance Coverage. Prior to the Closing, the Company shall use its best efforts to obtain, effective as of a time prior to the Closing, (i) insurance coverage, including, but not limited to, investment advisors errors and omissions liability insurance coverage, commercial general liability insurance coverage and employee fidelity bonds for the Company with coverage limits and in such amounts as are necessary to bring the Company in compliance with its covenants and obligations under each of its Contracts with Clients, including all Investment Advisory Contracts, and (ii) with respect to all occurrence based insurance, tail policies with respect to such insurance which cover actions of the Company that occurred during the period between October 15, 2007 and the date on which the Company obtains the coverage required by subparagraph (i) (the “Tail Period”). The tail coverage required by subparagraph (ii) shall be in an amount such that the Company’s insurance coverage was equal to an amount not less than the amount of coverage required by any of the Company’s Contracts with Clients, including any Investment Advisory Contracts, at all times during the Tail Period. Notwithstanding the foregoing, the Company shall not be required to obtain such insurance coverage described in subparagraphs (i) and (ii) to the extent that, prior to the Closing, the Company completes an amendment to or waiver of the applicable provision of each Contract under which the Company’s insurance coverage was insufficient at any time during the Tail Period the effect of which is to relieve the Company of any Liability arising out of or related to the Company’s failure to maintain adequate insurance coverage during the Tail Period; provided that the applicable Contract remains in full force and effect and without material modification following such amendment or waiver.
     6.18 Bonus Payment. Prior to the Closing, the Seller shall pay all accrued but unpaid bonus owed to any employee of the Company.
     6.19 Shareholder Approval. The Company will use reasonable best efforts to cause PNC Funds, Inc. (“PNC”) to obtain the approval of the shareholders of the Limited Maturity Bond Fund and the Total Return Bond Fund, each a series of PNC Funds, Inc., of a new sub-advisory agreement with the Company following the acquisition of the Company by Purchaser. In this regard, the Company will (a) as promptly as reasonably practicable after the date of this Agreement, use reasonable best efforts to cause PNC to prepare and file (after Purchaser has had a reasonable opportunity to review and comment) with the SEC a proxy statement seeking the approval by shareholders of the Limited Maturity Bond Fund and the Total Return Bond Fund, each a series of PNC Funds, Inc., of a new sub-advisory agreement with the Company following the acquisition of the Company by Purchaser, (ii) as promptly as reasonably practicable use reasonable best efforts to cause PNC to prepare and file (after Purchaser has had a reasonable opportunity to review and comment) any amendments or supplements necessary to be filed in response to any SEC comments on the proxy statement.
          The Company will provide to Purchaser a certified copy of the SEC exemptive order obtained by CNI Charter Funds that permits CNI Charter Funds, subject to certain conditions required by the SEC, to approve for the AHA Full Maturity Fixed Income Fund a new sub-advisory agreement with the Company following the acquisition of the Company by Purchaser without shareholder approval, and will use best efforts to provide to Purchaser evidence that CNI Charter Funds has complied with all of the conditions of the exemptive order, including, without limitation, having obtained the necessary approval of the Board of trustees of CNI Charter Funds and having provided the shareholder of the AHA Full Maturity Fixed Income Fund with the requisite information statement. In this regard, the Company will as promptly as reasonably practicable after the date of this Agreement, use reasonable efforts to cause CNI Charter Funds to prepare and furnish (after Purchaser has had a reasonable opportunity to review and comment) to shareholders of the AHA Full Maturity Fixed Income Fund an information statement, meeting the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Exchange Act, relating to the new sub-advisory agreement.
ARTICLE VII
CONDITIONS TO CLOSING
     7.1 Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by Applicable Law):
     (a) all of the Seller Parties’ representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules hereto;
     (b) each of the Fundamental Representations and each of the representations and warranties in this Agreement that contain an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules hereto;
     (c) the Company and the Seller Parties shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;
     (d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Parties, the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the Transactions, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;
     (e) the Company shall have received and delivered to the Purchaser Consents (in the form which is acceptable to the Purchaser acting reasonably) from Persons representing 70% or more of the Revenue Run Rate as of the date of this Agreement (rather than the December 31, 2010 date specified in Section 2.6(a)(i)) and such Consents must be in full force and effect;
     (f) the Company shall have distributed out of the Company all rights and obligations related to the former New England Group of BWAM contingent payments;
     (g) Each of the Employment Agreements identified on Schedule 7.1(g) shall be in full force and effect and in the same form as executed as of the date of this Agreement;
     (h) the documents set forth in Section 8.1 shall have been delivered.
     7.2 Conditions Precedent to Obligations of the Company and the Seller Parties. The obligations of the Company and the Seller Parties to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller in whole or in part to the extent permitted by Applicable Law):
     (a) All of Purchaser’s representations and warranties in this Agreement (considered collectively), and each of such representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules hereto.
     (b) Each of the representations and warranties in Sections 5.1 and 5.2, and each of the representations and warranties in this Agreement that contain an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules hereto;
     (c) the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
     (d) no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller Parties, the Company or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the Transactions, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions; and
     (e) the documents set forth in Section 8.2 shall have been delivered.
ARTICLE VIII
DOCUMENTS TO BE DELIVERED AT CLOSING
     8.1 Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:
     (a) certificates of full force and effect with respect to the Seller and the Company issued by the Secretary of State of the State of Ohio;
     (b) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Members’ Representative as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c);
     (c) a certificate or other document of transfer (in such form reasonably acceptable to the Purchaser) representing 100% of the Membership Interests, free and clear of all Liens, duly endorsed in blank or accompanied by a transfer power and with all requisite transfer tax stamps attached;
     (d) duly executed resignation letters (effective upon the Closing occurring) from those directors, managers and officers of the Company set forth on Schedule 8.1(d), but only as directors, managers and officers and not as employees (if such individuals are employees of the Company); and
     (e) the Releases duly executed by each Seller Party, as applicable.
     8.2 Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver to the Seller the following:
     (a) evidence of the wire transfers referred to in Section 2.2(a); and
     (b) a certificate (dated the Closing Date and in form and substance reasonably satisfactory to the Seller Parties) executed by an officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).
ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representations and Warranties. The representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith and the obligation to provide indemnification pursuant to Section 9.2 and Section 9.3 as to such representations and warranties shall survive the execution and delivery of this Agreement and the Closing and shall survive only for the periods set forth in subsections (a), (b), (c), (d) and (e) below, as applicable, regardless of any investigation made by the Purchaser or its representatives or agents as to the provisions of Section 9.2; provided that if Purchaser or the Members’ Representative, as the case may be, provides proper written notice of a claim which specifies the factual basis for such claim in reasonable detail on or before the applicable termination date, then such claim shall not be barred by the time limits set forth in this Section 9.1:
     (a) with respect to the representations and warranties set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization), 4.3 (Capitalization), 4.4 (No Subsidiaries), 4.7 (Ownership and Transfer of Membership Interests), 4.32 (Financial Advisors), 4A.1 (Organization; Power and Authority), 4A.3 (Investment Representation), 4A.5 (Resale Restrictions), 5.1 (Organization and Good Standing) and 5.6 (Financial Advisors) (collectively, the “Fundamental Representations”), six (6) years;
     (b) with respect to the representations and warranties set forth in Sections 4.9(iv) (Absence of Certain Developments), 4.9(v) (Absence of Certain Developments) and 4.10 (Taxes), the period provided in Section 9.10(k);
     (c) with respect to the representations and warranties set forth in Section 4.15 (Employee Benefit Plans), 4.19 (Federal and State Securities Laws) and 4.23(b) (Insurance), the period coterminous with the applicable statutes of limitations;
     (d) with respect to the representations and warranties set forth in Sections 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), 5.5 (Investment Representations) and 5.6 (Financial Advisors), six (6) years; and
     (e) with respect to all other representations and warranties, eighteen (18) months following the Closing Date.
     9.2 Indemnification by the Seller Indemnity Parties.
     (a) Subject to Section 9.1, Section 9.4 and Section 9.10, the Seller and the Seller Indemnity Parties hereby agree to severally (such that each of the Seller Indemnity Parties shall be responsible for up to 25% of any Loss), but not jointly, indemnify and hold the Purchaser, the Company, and their respective shareholders, directors, officers, employees, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:
     (i) the breach of any representation or warranty of the Seller Parties set forth in Article IV or any representation or warranty of the Members regarding the Seller in Article IV-A, or any representation or warranty contained in any certificate delivered by or on behalf of the Company or the Seller Parties (other than with respect to Article IV-A) pursuant to this Agreement, to be true and correct as of the date made;
     (ii) the breach of any covenant or other agreement on the part of the Company or the Seller Parties (other than those set forth in Section 6.11 (Restrictive Covenants)), under this Agreement; and
     (iii) the matters set forth on Schedule 9.2(a)(iii).
     (b) Subject to Section 9.1, Section 9.4 and Section 9.10, each Member and each of the Seller Parties (as to (ii) below) hereby agrees to severally, but not jointly, indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Losses based upon, attributable to or resulting from:

     (i) the breach of any representation or warranty of such Member regarding such Person set forth in Article IV-A, or any representation or warranty contained in any certificate delivered by or on behalf of such Member with respect to Article IV-A pursuant to this Agreement, to be true and correct as of the date made; and
     (ii) the breach of any covenant or other agreement in Section 6.11 (Restrictive Covenants) on the part of such Seller Party.
     9.3 Indemnification by the Purchaser. Subject to Section 9.1 and Section 9.4, the Purchaser hereby agrees to indemnify and hold the Seller Parties and their respective, agents, successors and assigns (collectively, the “Member Indemnified Parties”) harmless from and against any and all Losses based upon, attributable to or resulting from:
     (a) the failure of any representation or warranty of the Purchaser set forth in Article V, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made; and
     (b) the breach of any covenant or other agreement on the part of the Purchaser under this Agreement.
     9.4 Limitations on Indemnification for Breaches of Representations and Warranties.
     (a) Basket.
     (1) The Seller and the Seller Indemnity Parties shall not have any liability under Section 9.2(a)(i) or 9.2(b)(i), unless and until the aggregate amount of Losses as to such section(s) finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the Fundamental Representations (as to which such limitations shall not apply), exceeds $175,000 (the “Threshold Amount”) and, in such event, the Indemnifying Party shall be required to pay only the amount in excess of the Threshold Amount.
     (2) the Purchaser shall not have any liability under Section 9.3(a) unless and until the aggregate amount of Losses as to such section finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Section 9.1(d), exceeds the Threshold Amount and, in such event, the Purchaser shall be required to pay only the amount in excess of the Threshold Amount.
     (b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 9.2(a)(i), 9.2(b)(i) or 9.3(a), as applicable, shall not exceed $5,000,000 (the “Indemnification Cap”).
     (c) The amount of any indemnity provided herein shall be computed net of any third party insurance proceeds actually received by an Indemnified Party in connection with or as a result of any claim giving rise to an indemnification claim hereunder (reduced by any retroactive premium increase). If the indemnity amount is paid prior to an Indemnified Party’s actual receipt of insurance proceeds related thereto, and an Indemnified Party subsequently receives such insurance proceeds, then the Indemnified Party shall promptly pay to the Indemnifying Party the amount of insurance proceeds subsequently received (net of all related costs, expenses and other

Losses to which the Indemnified Party would be entitled to hereunder), but not more, in the aggregate, than the indemnity amount paid by the Indemnifying Party.
     9.5 Risk Allocation. The representations, warranties, covenants and agreements made herein, together with the indemnification provisions herein, are intended to allocate the economic cost and the risks inherent in the Transactions between the parties and, accordingly, a party hereto shall be entitled to the indemnification by reason of any breach of any such representation, warranty, covenant or agreement by another party hereto notwithstanding any investigation by such party; provided, however, that notwithstanding anything to the contrary set forth herein, the Purchaser shall not be entitled to indemnification hereunder if Purchaser had actual knowledge of facts forming the basis for a claim and that actual knowledge of such facts would permit a reasonable person to determine the nature of the resulting claim and the general amount of Losses related thereto.
     9.6 Indemnification Procedures.
     (a) In the event that any Legal Proceedings shall be instituted or that any claim or demand (a “Claim”) shall be asserted by any Person in respect of which payment may be sought under Section 9.2 or 9.3 (regardless of the Threshold Amount or Indemnification Cap referred to in Section 9.4), the Indemnified Party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses for which indemnification has been claimed or demanded hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any such Losses, it shall within ten (10) days (or sooner, if the nature of the Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any such Losses, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Claim. If the Indemnifying Party shall assume the defense of any Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim. No Indemnifying Party shall settle or compromise any such Claim unless the Indemnified Party consents in writing to such compromise or settlement, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required in the case of a settlement or compromise which includes a full and unconditional release by the plaintiff or claimant of the Indemnified Party from all Claims and does not require the Indemnified Party to make any payment (other than any payment that the Indemnifying Party pays in full) or be subject to any injunctive or other non-monetary remedy. The party responsible for the defense of any claim, action or proceeding shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, action or proceeding, including all settlement negotiations and offers.

     (b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) Business Days after the date of such notice.
     (c) The failure of the Indemnified Party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.
     9.7 Subrogation. If an Indemnified Party recovers any amount under this Article IX in respect of Losses, the Indemnifying Party or parties shall be subrogated, to the extent of this recovery, to the Indemnified Party’s rights against any third party with respect to such Losses.
     9.8 Right of Set-Off. In addition to any other remedy that the Purchaser may have under this Agreement, the Seller Parties agree that the Purchaser shall have the express right (but not obligation), with prior notice to the Members’ Representative, to set-off against, and to appropriate and apply, any Deferred Payment that the Purchaser may have an obligation to pay to the Seller Parties under this Agreement to satisfy (in whole or in part) any indemnification obligation of the Seller Parties under Section 9.2 (subject to the limitations therein, including, without limitation, the limitations in Sections 9.1, 9.4 and 9.10) for which a claim for indemnification has been made in good faith pursuant to this Article IX.
     9.9 Sole Remedy; Special Rule for Fraud. Except for such equitable remedies as may be necessary to enforce the covenants set forth herein and any claims as to Preferred Members (which shall not be covered by the indemnification provisions set forth herein), the indemnification provided in this Article IX, subject to the limitations set forth herein, shall be the sole and exclusive remedy available to any Purchaser Indemnified Party or any Member Indemnified Party for any breach of any representation, warranty or covenant contained herein by any party hereto or in any certificate delivered pursuant hereto, regardless of whether the claim is framed in contract, tort, violation of Law or otherwise, and no party hereto shall pursue or seek to pursue any other remedy. Notwithstanding the foregoing, nothing set forth in this Agreement shall limit the rights, remedies and claims of any party hereto with respect to fraud by any other party hereto or a criminal act on another party hereto by any other party hereto. Notwithstanding the foregoing or anything in this Article IX to the contrary, in the event any party hereto perpetrates a fraud or criminal act on another party hereto, any party hereto that suffers any Losses by reason thereof shall be entitled to seek recovery therefor against the Person or Persons who perpetrated such act without regard to any limitation set forth in this Agreement.
     9.10 Tax Matters.
     (a) Special Tax Indemnification. In lieu of the indemnification by the Seller Parties in Section 9.2(a), (i) the Seller and the Seller Indemnity Parties agree to severally (such that each of the Seller Indemnity Parties shall be responsible for up to 25% of any Loss), but not jointly, be responsible for and to indemnify and hold the Purchaser Indemnified Parties harmless from and against any and all Taxes (with respect to claims pursuant to clauses (1), (2) and (4) below) that may be imposed upon or assessed, and Losses (with respect to claims pursuant to clause (3) below) that may be suffered or incurred:
     (1) with respect to all taxable periods ending on or prior to the Closing Date (other than Taxes for which the Company has established an adequate accrual or reserve for as of the Closing Date which Taxes are payable in respect of the periods or portions thereof prior to the Closing Date);
     (2) based upon, attributable to, or resulting from any breach by the Company or the Selling Parties or the inaccuracy of any of the representations and warranties contained in Sections 4.9(iv), 4.9(v) and 4.10 or any breach by the Members of the obligations in Section 6.15;
     (3) by reason of being a successor-in-interest or transferee of another entity, provided, that such Taxes were incurred by such other entity and the Company became a successor-in-interest or transferee of such entity prior to the Closing Date;
     (4) with respect to any and all Taxes (other than the Taxes addressed in Section 9.10(g)) imposed or asserted against the Company, or for which the Company may be liable as a result of any transaction contemplated by this Agreement; and
provided, however, that, if a Purchaser Indemnified Party is indemnified for Taxes, Losses or Related Costs pursuant to any of clauses (1) through (4) of this Section 9.10(a), such Purchaser Indemnified Party shall not be entitled to a duplicative indemnity payment pursuant to any other of such clauses (1) through (4) of this Section 9.10(a) with respect to such Taxes, Losses or Related Costs.
With respect to claims for indemnification pursuant to any of the foregoing clauses (1), (2) and (4), the Seller Parties shall also pay and shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any costs and expenses (including reasonable expenses and fees for attorneys and accountants) (“Related Costs”) incurred in connection with the Taxes for which the Seller Parties are responsible to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.10(a).
     (b) Sale of Assets for Income Tax Purposes. The Purchaser, the Seller and the Members each agree, for federal, State and local income tax purposes, to treat the transaction contemplated by this Agreement as if the Company sold all of its assets (subject to all of its Liabilities) to Purchaser for the Purchase Price. Incident thereto, the Seller and the Members agree to include any income, gain loss, deduction or other Tax item resulting from the transactions contemplated by this Agreement on their respective tax return to the extent required by Applicable Law. The Purchase Price shall be allocated among the assets of the Company in the manner set forth in Section 2.7.
     (c) Preparation of Tax Returns; Payment of Taxes.
     (i) The Seller Parties shall prepare and file all Income Tax Returns that are required to be filed in respect of the Business for Tax periods ending on or prior to the Closing Date and shall pay any and all Taxes due with respect to such returns. All Income Tax Returns described in this Section 9.10(c)(i) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable Taxing Authority or a contrary treatment is required by applicable Tax laws (or judicial or administrative interpretations thereof).
     (ii) Following the Closing, the Purchaser shall be responsible for preparing and filing, or causing to be prepared and filed, all Tax Returns that are required to be filed in respect of the Business after the Closing Date other than the Income Tax Returns set forth in Section 9.10(c)(i).
     (iii) With respect to all Taxes, the Members’ Representative and the Purchaser will, unless prohibited by Applicable Law, close the taxable period of the Company as of the close of the Closing Date. Neither the Seller Parties nor the Purchaser shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where Applicable Law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Seller for the period up to and including the Closing Date, and (ii) to the Purchaser for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period beginning before and ending after the Closing Date shall be prepared by the Purchaser. For purposes of the preceding sentence, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall for all Taxes based on income or gross receipts (which Taxes shall include, for the avoidance of doubt, sales and use Taxes and withholding Taxes) be determined on the basis of an interim closing of the books as of the close of business at the Closing Date as if such taxable period consisted of one taxable period ending on and including the Closing Date followed by a taxable period beginning the following day (or under such other reasonable method as the parties may agree), and for all other Taxes on a pro rata daily basis of the reporting period on which the tax is calculated. For purposes of this subparagraph (iv), exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis, and any Tax payments made on or before the Closing Date by the Company with respect to the Straddle Period shall be credited against Seller’s Taxes. The Purchaser shall provide the Seller Parties with a schedule showing the computation of the allocation at least ten (10) days prior to the due date for filing a Tax Return which includes the Closing Date. The Seller Parties shall have the right to review such schedule, and the Purchaser and Seller Parties shall attempt in good faith mutually to resolve any disagreements regarding the determination of such allocation. Any disagreements regarding such determination shall be resolved pursuant to Section 9.10(i). Any amount owing from the Seller under this Section 9.10(c)(iv) shall be paid no later than five (5) days prior to the filing of the underlying Tax Return unless disputed, and if so, promptly after final resolution of such dispute.
     (d) Cooperation with Respect to Tax Returns. The Purchaser and the Seller Parties agree to furnish or cause to be furnished to each other, and each at their own expense, as promptly as practicable, such information (including access to books and records) and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Company as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes. The Purchaser or the Company shall retain in its possession, and shall provide the Seller

Parties reasonable access to (including the right to make copies of), such supporting books and records and any other materials that the Seller Parties may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations has expired. After such time, the Purchaser may dispose of such material, provided that prior to such disposition the Purchaser shall give the Seller Parties a reasonable opportunity to take possession of such materials.
     (e) Tax Audits.
     (i) The Purchaser shall promptly within thirty (30) days of receipt thereof, notify Members’ Representative of receipt by the Purchaser or any Affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Seller Parties may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The Members’ Representative, at its sole expense, shall have the authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing Authority or Governmental Body and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that neither the Members’ Representative, the Seller Parties nor any of their Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of the Purchaser, the Company or any Affiliate of the foregoing for any period ending after the Closing Date, including, in the case of a taxable period beginning on or before the Closing Date and ending after the Closing Date (an “Overlap Period”) the portion of such taxable period that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. The Members’ Representative shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Seller Parties shall, in good faith, allow the Purchaser, to make comments to the Members’ Representative, regarding the conduct of or positions taken in any such proceeding.
     (ii) Except as otherwise provided in Section 9.10(e)(i), the Purchaser shall have the sole right to control any audit or examination by any Taxing Authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; provided, however, that the Purchaser shall not, and shall cause its Affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of Members’ Representative, which consent shall not be unreasonably withheld or delayed.
     (f) Refund Claims. Except as otherwise provided in Section 9.10(g), to the extent any determination of Tax liability of the Company, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing Date but does not begin or end on that day, any such refund shall belong to the Seller, provided that in the case of any Tax refund described in clause (ii) of this Section 9.10(f), the portion of such Tax refund which shall belong to the Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the same basis as the same Tax would have been allocated between the parties), and the Purchaser shall promptly pay any such refund, and the interest actually received thereon, to the Seller upon receipt thereof by the Purchaser. Any and all other refunds shall belong to the Purchaser.
     (g) Transfer Taxes. All sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC-3 filing fees, Federal Aviation Administration, Interstate Commerce Commission, Department of Transportation, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) as levied by any Taxing Authority or Governmental Body shall be borne (i) fifty percent (50%) by the Seller and (ii) fifty percent (50%) by the Purchaser.
     (h) Certain Filings. In connection with the Transactions, the Seller Parties hereby agree to file all necessary Tax Returns with respect to all Taxes in connection with the Transactions in a timely manner as required to be filed by them pursuant to applicable Tax law.
     (i) Disputes. Except as otherwise provided herein, any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Seller Parties and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller Parties and the Purchaser.
     (j) Sole Remedy. The indemnification provided for in this Section 9.10 for Taxes shall be the sole remedy for any claim in respect of Taxes and the provisions of Sections 9.1 through 9.9 hereof shall not apply to such claims.
     (k) Time for Claims. Any claim for indemnity under this Section 9.10 may be made at any time prior to sixty (60) days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic of permissive).
     (l) Amended Tax Returns. Neither the Seller Parties nor the Company shall file or cause to be filed any amended Tax Return or claim for refund (other than, in the case of the Seller Parties, Income Tax Returns, or any claim for a refund of Income Taxes, that will not have an effect on the Tax liabilities of the Company or the Purchaser for any taxable period ending after the Closing Date) without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
     (m) Prior Tax Agreements. The Seller Parties shall terminate or cause to be terminated any and all of the tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Seller Parties or any predecessors or Affiliates thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any Governmental Body or Taxing Authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.
     9.11 Tax Treatment of Indemnity Payments. To the extent permitted by Applicable Law, the Seller Parties and the Purchaser agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Purchase Price for U.S. federal, state, local and foreign income tax purposes.

ARTICLE X
MISCELLANEOUS
     10.1 Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
     (a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
     (b) Dollars. Any reference in this Agreement to $ means U.S. dollars.
     (c) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. All references in this Agreement to any “Exhibit” or “Schedule” are to the corresponding Exhibit or Schedule to this Agreement unless otherwise specified.
     (d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural, and vice versa.
     (e) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.
     (f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
     (g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
     10.2 Expenses. Except as otherwise provided in this Agreement, the Seller Parties and the Preferred Members shall each bear its own expenses and, subject to payment pursuant to Section 2.2(a)(ii), the Company’s expenses and the Purchaser shall bear its own expenses each as incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
     10.3 Specific Performance. The obligations of the Seller Parties, the Preferred Members (as to Section 6.6 only) and the Purchaser under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

     10.4 Further Assurances. The Seller Parties, the Preferred Members and the Purchaser each agree to execute and deliver such other documents or agreements and to use commercially reasonable efforts to take, or cause to be taken, such other actions and to do, or cause to be done, all other things, in each case necessary or desirable for the implementation of this Agreement and the consummation of the Transactions.
     10.5 Submission to Jurisdiction; Consent to Service of Process.
     (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or State court located within the Cuyahoga County in the State of Ohio over any dispute arising out of or relating to this Agreement or any of the Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by Applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.8.
     10.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.
     10.7 Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

     10.8 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method with confirmation of successful delivery; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to a party at the following address (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):
If to the Seller, to:
BWAM Holdings, LLC
1801 East 9th Street
Cleveland, OH 44114
Attention: Michael E. Bee
Facsimile: (216) 771-4454
With a copy (which shall not constitute notice) to:
Climaco, Lefkowitz, Peca, Wilcox & Garofoli Co., L. P. A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attention: Thomas J. Tarantino
Facsimile: (216) 771-1632
If to any Member or any Preferred Member, to the Members’ Representative at the address below.
With a copy (which shall not constitute notice) to:
Climaco, Lefkowitz, Peca, Wilcox & Garofoli Co., L. P. A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attention: Thomas J. Tarantino
Facsimile: (216) 771-1632
If to the Members’ Representative, to:
Michael E. Bee
1801 East 9th Street
Cleveland, OH 44114
Facsimile: (216) 771-4454
With a copy (which shall not constitute notice) to:
Climaco, Lefkowitz, Peca, Wilcox & Garofoli Co., L. P. A.
55 Public Square, Suite 1950
Cleveland, Ohio 44113
Attention: Thomas J. Tarantino
Facsimile: (216) 771-1632

If to a Seller Indemnity Party, to (as applicable):
Clyde Bartter
440 Old Reservoir Road
Berea, OH 44017
Michael E. Bee
2569 Norfolk Road
Cleveland Heights, OH 44106
Brian L. Gevry
8053 Lexington Way
North Ridgeville, OH 44039
Timothy Hyland
21379 Avalon Drive
Rocky River, OH 44116
If to the Purchaser, to:
Titanium Asset Management Corp.
777 East Wisconsin Avenue
Suite 2350
Milwaukee, WI 53202
Attention: Nigel Wightman
Facsimile: 011-44-207-822-1879
With a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Lloyd Dickinson
Facsimile: (414) 297-4900
     10.9 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.
     10.10 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller Parties or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto (it being understood that the Members’ Representative is empowered to take such actions on behalf of the Members as set forth in Section 10.11) and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations (other than the obligation to provide Deferred Payment) hereunder (including the Purchaser’s rights to purchase the Membership Interests and the Purchaser’s rights to seek indemnification hereunder) to any Affiliate of the Purchaser without the consent of any other party hereto. Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

     10.11 Appointment of Members’ Representative.
     (a) Each of the Seller Parties and the Preferred Members hereby appoints Michael E. Bee (in such capacity, the “Members’ Representative”) as the attorney-in-fact of such Person, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Person to amend or waive any provision of this Agreement (including the waiver of any breach by the Purchaser or the waiver of any condition precedent to Closing) or to terminate this Agreement pursuant to the provisions of Section 3.2, and to do all other things and to take all other action under or related to this Agreement which, in the reasonable discretion of the Members’ Representative, the Members’ Representative considers necessary or proper, to receive and/or deliver any and all notices required to be delivered or sent by such Seller Party or the Members’ Representative pursuant to this Agreement and on behalf of such Seller Party and such Preferred Member to enter into any agreement, instrument or other document to effectuate any of the foregoing, which shall have the effect of binding such Seller Party and such Preferred Member as if such Person had personally entered into such agreement, instrument or document, and to represent the Seller in, control the disposition of or otherwise resolve, any dispute with the Purchaser over any aspect of this Agreement (including any Deferred Payment dispute or indemnification obligations hereunder). This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or bankruptcy, liquidation or dissolution of any Seller Party or the Preferred Members, or the occurrence of any other event or events, and none of the Seller Parties or the Preferred Member may terminate this power of attorney with respect to any Seller Party or Preferred Member or such Person’s successors, assigns, beneficiaries, or heirs without the prior written consent of the Purchaser. The Purchaser and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Members’ Representative as the action of each Seller Party and the Preferred Members, and the Seller Parties and the Preferred Members as a group, in all matters referred to herein, and each Seller Party and Preferred Member hereby authorizes and ratifies all that the Members’ Representative shall do or cause to be done by virtue of its appointment of Members’ Representative. All actions by the Members’ Representative (in his or its capacity as such) are acknowledged by the parties to be taken by it solely as agent and attorney-in-fact for each Seller Party and Preferred Member. The Members’ Representative shall promptly forward to the Seller Parties and the Preferred Members copies of all notices received by the Members’ Representative pursuant to this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Members’ Representative shall not have authority to: (i) expand the scope of any obligation of a Member or Preferred Member under this Agreement without the express written consent of such Member or Preferred Member; (ii) modify any representation or warranty made by a Member or Preferred Member under this Agreement; or (iii) waive any right of a Member or a Preferred Member under this Agreement.
     (b) Successors. Upon the death, disability or resignation of the Members’ Representative (or its successor), its successor shall be appointed by the managers of the Seller, and the Members’ Representative or the Seller Parties and the Preferred Members shall promptly notify the Purchaser, the Seller Parties and the Preferred Members in writing of any such appointment of a successor.
     10.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Purchaser shall have any liability for any obligations or liabilities of the Purchaser under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

     10.13 Counterparts. This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     10.14 Electronic Transmissions. Each of the parties hereto agrees that (i) this Agreement and any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any party hereto, any such consent or document shall be re-delivered or re-executed, as appropriate, by the relevant party or parties in its original form. Each of the parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense. For purposes of this Agreement, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
     10.15 Joint Preparation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

TITANIUM ASSET MANAGEMENT CORP.

By:	/s/ Nigel Wightman Name: Nigel Wightman
Title: Chairman and CEO

SELLER:

BWAM HOLDINGS, LLC

By:	/s/ Brian L. Gevry Name: Brian L. Gevry
Title: CEO

COMPANY:

BOYD WATTERSON ASSET MANAGEMENT, LLC

By:	/s/ Brian L. Gevry Name: Brian L. Gevry
Title: CEO

MEMBERS:

/s/ Clyde E. Bartter

Clyde E. Bartter

/s/ Michael E. Bee

Michael E. Bee

/s/ Teresa J. Burchfield

Teresa J. Burchfield

/s/ David M. Dirk

David M. Dirk

/s/ Brian L. Gevry

Brian L. Gevry

/s/ Timothy M. Hyland

Timothy M. Hyland

/s/ James R. Shirak

James R. Shirak

PREFERRED MEMBERS (solely for the purposes of Article IV-A and Section 6.6 and applicable provisions of Article X herein):

/s/ Michael E. Bee

Michael E. Bee

/s/ Teresa J. Burchfield

Teresa J. Burchfield

/s/ Deborah Leet

Deborah Leet

/s/ James R. Shirak

James R. Shirak

/s/ Donald Loftus

Donald Loftus

/s/ Sean Loftus

Sean Loftus

/s/ Roy G. Simi

Roy G. Simi

/s/ Cynthia Spetrino

Cynthia Spetrino

/s/ Brian Turung

Brian Turung

/s/ Edward Hyland

Edward Hyland

/s/ Catherine Hyland

Catherine Hyland

/s/ Robert Bruml

Robert Bruml

BRIAN L. GEVRY IRA ROLLOVER

By:	Charles Schwab & Co., Inc., Custodian

By: Name:	/s/ Brian L. Gevry Brian L. Gevry
Title:	N/A

BRUML CAPITAL CORPORATION PROFIT SHARING PLAN & TRUST UAD 05/22/1992

By:	Key Bank National Association, Custodian

By: Name:	/s/ Robert Bruml Robert Bruml
Title:	Trustee

KENDRA GEVRY PROFIT SHARING PLAN #36434088

By:	Charles Schwab & Co., Inc., Custodian

By: Name:	/s/ Kendra R. Gevry Kendra R. Gevry
Title:	N/A

CAROLYN M. CLIMACO IRA

	By: Name:	/s/ Carolyn M. Climaco Carolyn M. Climaco

ROBERT H. KANNER DEFERRED COMPENSATION TRUST

	By: Name:	/s/ Robert H.Kanner Robert H.Kanner
Title:

ROBERT M. MOONEY MONEY PURCHASE PENSION PLAN

	By: Name:	/s/ Robert M. Mooney Robert M. Mooney
	Title:	Trustee

Solely with respect to his appointment as the Members’ Representative pursuant to Section 10.11:

/s/ Michael E. Bee Michael E. Bee

EXHIBIT A
Certain Definitions
     For purposes of this Agreement, the following terms shall have the meanings specified in this Exhibit A:
     “Accounting Referee” shall have the meaning set forth in Section 2.5(b)(iii).
     “Acquisition Proposal” shall have the meaning set forth in Section 6.5(b).
     “Acquisition Transaction” shall have the meaning set forth in Section 6.5(a).
     “Advisers Act” shall have the meaning set forth in Section 5.8.
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.
     “Agreement” shall have the meaning set forth in the Preamble.
     “AIM” shall have the meaning set forth in Section 2.2(e).
     “Applicable Law” means all provisions applying to a Person or its property of: (i) constitutions, treaties, statutes, laws (including settled or established common law), rules, regulations, ordinances, decisions, releases, interpretations, codes or orders of a Governmental Body having jurisdiction over the Person including Applicable Securities Law; (ii) Permits; and (iii) orders, decisions, injunctions, judgments, stipulations, awards and decrees of or agreements with a Governmental Body having jurisdiction over the Person.
     “Applicable Non-Compete Period” means a period of eighteen (18) months from and after the Closing Date.
     “Applicable Securities Law” means the Advisers Act, the Investment Company Act, the Exchange Act, the Securities Act, ERISA, applicable securities laws of the United Kingdom, applicable AIM rules and regulations, applicable State blue sky laws and securities regulations and the other Applicable Laws relating to securities, commodities, broker-dealers, investment companies, investment advisers or employee benefits.
     “AUM” means, at any time, assets of any Client or attributable to the Business that at such time are under management by Company, or its successor, as adviser or sub advisor, and with respect to which Company, or its successors, is entitled to receive investment management and/or investment advisory fees (including subadvisory fees).
     “Balance Sheet Date” means September 30, 2008.
     “Boyd Funds” shall have the meaning set forth in Section 4.14(a).
     “Business” means providing asset management, investment advisory and related services to various clients.

     “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
     “Change in Control” means (i) the transfer, sale or other disposition of all or substantially all of the assets of the Company or Purchaser; (ii) the acquisition by any Person (other than the Company or an Affiliate of the Company) of membership interests in the Company representing more than 50% of the voting interests in the Company in one or more of a series of related transactions; (iii) the acquisition by any Person (other than the Purchaser or an Affiliate of the Purchaser) of a majority or more of the voting common stock of the Purchaser in one or more of a series of related transactions; or (iv) a merger, consolidation, reorganization or similar event of either the Company or Purchaser unless the securities representing more than 50% of the total combined voting power of the voting securities of the successor entity are immediately thereafter owned in substantially the same proportion by the Persons who owned the outstanding voting securities of the Company or Purchaser, as applicable, immediately prior to such transaction.
     “Claim” shall have the meaning set forth in Section 9.6(a).
     “Clients” means the Company’s investment management, advisory or subadvisory clients (including SMA Account clients, the ERISA Clients and other Company Products). Without limiting the foregoing, “Client” shall also include wrap program sponsors and any other Person considered to be a “client” of Company as that term is defined in the Advisers Act.
     “Closing” shall have the meaning set forth in Section 3.1.
     “Closing Date” shall have the meaning set forth in Section 3.1.
     “Closing Revenue Run Rate” shall mean the sum of the following:
     (1) for each management fee that is a fixed amount for any current customer account, the amount of such fixed amounts (on an annualized basis) in effect as of the date specified; and
     (2) for all other current customer accounts, the total amount of assets in each such account as of the date specified, multiplied by the Company’s per annum management fee for each such account in effect as of the date specified; and
     (3) for all fee-sharing arrangements of the Company, the amount of revenues with respect to its Business (on an annualized basis) in effect as of the date specified.
     “Closing Payment” shall have the meaning set forth in Section 2.1(a).
     “Closing Working Capital” shall have the meaning set forth in Section 2.1(a)(ii).
     “COBRA” shall have the meaning set forth in Section 4.15(p).
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the Preamble.
     “Company Plans” shall have the meaning set forth in Section 4.15(a).

2

     “Company Products” shall have the meaning set forth in Section 4.14(a).
     “Company Property” and “Company Properties” shall have the meanings set forth in Section 4.11(a).
     “Company’s Regulatory Filings” shall have the meaning set forth in Section 4.19(b).
     “Company Transaction Costs” shall have the meaning set forth in Section 2.3(b).
     “Competing Business” shall have the meaning set forth in Section 6.11(c).
     “Confidential Information” shall have the meaning set forth in Section 6.11(b).
     “Consent” means any consent, approval, authorization, waiver, Permit, grant, franchise, concession, agreement, license, exemption or Order of, registration, certificate, declaration or filing with, or report or notice to, a Person, including any Governmental Body (which, with respect to Investment Advisory Contracts, shall be solicited and obtained in accordance with Section 6.3(a)).
     “Continuing Employees” shall have the meaning set forth in Section 6.12.
     “Contract” shall have the meaning set forth in Section 4.14.
     “Copyright” means copyrights and registrations and applications therefor, works of authorship and mask work rights.
     “Deferred Payment” shall have the meaning set forth in Section 2.6(b).
     “Deferred Stock Grant” shall have the meaning set forth in Section 2.2(e).
     “Designated Field” shall have the meaning set forth in Section 6.11(c).
     “Environmental Law” means any federal, State or local statute, regulation, ordinance, rule of common law or other legal requirement in effect in any way relating to the protection of human health and safety, the environment or natural resources including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been or may be amended and the regulations promulgated pursuant thereto.
     “ERISA” shall have the meaning set forth in Section 4.15(a).
     “ERISA Affiliate” shall have the meaning set forth in Section 4.15(a).
     “ERISA Client” means each Client that has represented to the Company that it is an “employee benefit plan,” as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, or a Person acting on behalf of such a plan.
     “Estimated Shortfall Reduction” shall have the meaning set forth in Section 2.2(a)(iii)(2).

3

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
     “Existing Clients” shall have the meaning set forth in Section 2.1(a).
     “Final Revenue Run Rate” means the Revenue Run Rate (A) as shown in the Purchaser’s calculation delivered pursuant to Section 2.6(a)(i) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 2.6(a)(ii), or (B) if such a notice of disagreement is delivered, (x) as agreed by the Purchaser and the Members’ Representative pursuant to Section 2.6(a)(iii), or (y) in the absence of such agreement, as shown in the Accounting Referee’s calculation delivered pursuant to Section 2.6(a)(iii); provided, however, that in no event shall the Final Revenue Run Rate be more than the Members’ Representative’s calculation of the Revenue Run Rate delivered pursuant to Section 2.6(a)(ii) or less than the Purchaser’s calculation of the Revenue Run rate delivered pursuant to Section 2.6(a)(i).
     “Final Shortfall Reduction Date” shall have the meaning set forth in Section 2.1(a)(iii).
     “Final Working Capital” shall have the meaning set forth in Section 2.5(b)(iv).
     “Financial Statements” shall have the meaning set forth in Section 4.8(a).
     “Fundamental Representations” shall have the meaning set forth in Section 9.1(a).
     “Fund” means a limited partnership, limited liability company or other entity formed for the purpose of conducting investing activities.
     “GAAP” means generally accepted United States accounting principles as of the date hereof.
     “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
     “Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.
     “Holders” shall have the meaning set forth in Section 2.3(a).
     “Income Taxes” means Taxes based upon net income, net profits or gains.
     “Indebtedness” means, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person for the deferred purchase price of property except as set forth on a Schedule hereto and identified as such an obligation, (iii) all other indebtedness of such Person evidenced by notes, bonds, debentures or finance leases except as set forth on a Schedule hereto and identified as such an indebtedness (other than any Real Property Leases for and to the extent of any rent due and owing thereunder from and after the Closing Date) and (iv) all Indebtedness of others referred to in clauses (i) through (iii) above guaranteed by such Person.
     “Indemnification Cap” shall have the meaning set forth in Section 9.4(b).

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     “Indemnified Party” or “Indemnified Parties” means the Person or Persons who claim to be or is or are, as the case may be, entitled to indemnification pursuant to Section 9.2 or 9.3.
     “Indemnifying Party” means the Person from whom indemnification is claimed by an Indemnified Party.
     “Intellectual Property Rights” shall have the meaning set forth in Section 4.13(a).
     “Investment Advisory Contracts” shall have the meaning set forth in Section 4.14.
     “Investment Company Act” shall have the meaning set forth in Section 5.8.
     “IRS” means the United States Internal Revenue Service or any successor.
     “Knowledge of the Seller Parties” means the actual knowledge of any of the individuals who are party to the Employment Agreements listed on Schedule 7.1(g), in each case after reasonable inquiry if a reasonable person would undertake such inquiry in similar circumstances.
     “Legal Proceeding” means any judicial, administrative or arbitral actions, lawsuits or governmental proceedings.
     “Liability” means any Indebtedness, cost, expense, duty, loss, fine, demand, royalty, fee, deficiency, or obligation or other liability of any kind whatsoever, whether absolute, contingent, accrued, fixed, conditional, due or to become due.
     “Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any Member or similar agreement, encumbrance or any other material restriction or material limitation whatsoever, other than statutory liens, liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith.
     “Losses” means any and all losses, Liabilities, obligations, damages (including consequential damages, special damages and any multiple of damages (whether or not payable by an Indemnified Party to or for the benefit of a third party, but including punitive damages to the extent not payable to a third party)), deficiencies, assessments, judgments, and all costs, expenses (including reasonable attorneys’ and other professionals’ fees and disbursements), interest, penalties, and fines incident thereto; each to the extent available under applicable Law.
     “Mark” means all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.
     “Material” means solely for the purposes of the closing conditions set forth in Section 7.1(a) herein, a matter that is adverse to the Company or its Business and involves individually or in the aggregate an amount which has a value in excess of $100,000.
     “Material Adverse Effect” means any change, effect, circumstance, development, event, occurrence or state of facts that, individually or in the aggregate, (a) is or could reasonably be expected to be materially adverse to or have a material adverse effect on the Company’s business, assets, Liabilities, properties, results of operations or condition (financial or otherwise), or (b) that does or could be

5

reasonably expected to materially impair the ability of the Company or any Seller Party to consummate the Transactions or perform its obligations under this Agreement or, in the case of a Seller Party, any of the Member Documents; provided, however, that a “Material Adverse Effect” does not include any change, effect, circumstance, development, event, occurrence or state of facts caused by a change in Applicable Law in existence as of the date of this Agreement which change is applicable generally to investment advisers registered under the Advisers Act, in each case, which affects companies in the same sector, or similarly situated individuals, in a similar fashion and does not affect the Company or any Seller Party, as applicable, disproportionately compared with such other companies or individuals.
     “Member Documents” shall have the meaning set forth in Section 4A.1.
     “Member Indemnified Parties” shall have the meaning set forth in Section 9.3.
     “Members” shall have the meaning set forth in the Preamble.
     “Member Release” shall have the meaning set forth in Section 6.7.
     “Membership Interests” has the meaning in the Preamble.
     “Members’ Representative” shall have the meaning set forth in Section 10.11(a).
     “Multiemployer Plan” shall have the meaning set forth in Section 4.15(a).
     “New Clients” shall have the meaning set forth in Section 2.1(a).
     “Numerator” shall have the meaning set forth in Section 2.1(a)(iii).
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.
     “Ordinary Course of Business” means the ordinary and usual course of day to day operations of the Business as conducted prior to the Closing.
     “Overlap Period” shall have the meaning set forth in Section 9.10(e)(i).
     “Patent” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.
     “Payoff Amount” shall have the meaning set forth in Section 2.3(a).
     “PBGC” shall have the meaning set forth in Section 4.13(i).
     “Permits” means any approvals, authorizations, consents, licenses, permits or certificates of any Governmental Body.
     “Permitted Activity” means (a) investment advisory services provided to members of a Non-Compete party’s family (including trusts of which they are the sole beneficiaries) for which no advisory fee is paid; (b) acting as trustee for trusts, and providing investment advisory services to not-for-profit clients for which no advisory fee is paid; (c) charitable and non-profit endeavors and teaching positions and writing and publishing books and/or journal articles; and (d) attending conferences and participating in panel discussions on investment advisory services.

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     “Permitted Exceptions” means; (i) statutory liens for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the property so encumbered or the Company; (iii) zoning, entitlement and other land use regulations by any Governmental Body, provided that such regulations have not been violated; and (iv) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any Company Property subject thereto or affected thereby.
     “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.
     “Personal Property Leases” shall have the meaning set forth in Section 4.12(a).
     “Post-Closing Revenue Run Rate” shall have the meaning set forth in Section 2.6(a)(i)(3).
     “Purchase Price” shall have the meaning set forth in Section 2.1.
     “Purchaser” shall have the meaning set forth in the Preamble.
     “Purchaser Common Stock” shall have the meaning set forth in Section 2.6(c).
     “Purchaser Documents” shall have the meaning set forth in Section 5.2.
     “Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2(a).
     “Recent Balance Sheet” shall have the meaning set forth in Section 4.8(a).
     “Related Costs” shall have the meaning set forth in Section 9.10(a).
     “Real Property Lease” shall have the meaning set forth in Section 4.11(a).
     “Representatives” shall have the meaning set forth in Section 6.5(a).
     “Required Consents” shall have the meaning set forth in Section 2.1(a)(iii).
     “Revenue Shortfall Reduction” shall have the meaning set forth in Section 2.1(a)(iii).
     “Schedule Update” shall have the meaning set forth in Section 6.8(a).
     “SEC” means the United States Securities and Exchange Commission or any successor.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.
     “Seller Documents” shall have the meaning set forth in Section 4.2.
     “Seller Indemnity Parties” shall mean Brian L. Gevry, Clyde Bartter, Tim Hyland and Michael Bee.
     “Seller Parties” shall have the meaning set forth in the Preamble.

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     “Service Providers” shall have the meaning set forth in Section 2.3(b).
     “SMA Account” means a wrap fee account, separately managed account or other investment account advised or subadvised by the Company.
     “Software” means any and all (i) computer programs and operating systems, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
     “State” means a state of the United States, the District of Columbia, the Commonwealth of Puerto Rico or a possession or territory of the United States.
     “Substantial Sales Efforts” shall have the meaning set forth in Section 6.11(c).
     “Tail Period” shall have the meaning set forth in Section 6.17.
     “Tax Matter” shall have the meaning set forth in Section 9.10(e)(i).
     “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.
     “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all U.S. federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group.
     “Taxing Authority” means any Governmental Body or agency, instrumentality or employee thereof charged with the administration of any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to Taxes.
     “Threshold Amount” shall have the meaning set forth in Section 9.4(a)(i).
     “Title IV Plans” shall have the meaning set forth in Section 4.15(a).
     “Transactions” means the transactions contemplated by this Agreement and by any documents delivered in connection with this Agreement.
     “WARN” shall have the meaning set forth in Section 4.16.
     “Working Capital” as of a given date shall mean the amount calculated by subtracting the current liabilities (which, for avoidance of doubt, shall be deemed to include, among other things, deferred revenue (regardless of the period of deferral)) of the Company as of that date from the current assets of the Company as of that date as such terms are defined and determined by GAAP, regardless of past

8

practices of the Company; provided, however, that any current assets and current liabilities which are distributed by the Company prior to Closing pursuant to the terms of this Agreement (such as current assets and current obligations associated with the former New England Group of BWAM contingent payments), or current obligations of the Company that are extinguished at Closing pursuant to the terms of this Agreement (such as current maturities of long-term Indebtedness paid pursuant to Sections 2.2(a)(ii) and 2.3(a) and current obligations for Company Transaction Costs paid pursuant to Sections 2.2(a)(ii) and 2.3(b)) shall not be included as part of Working Capital and provided further that any amount owed to the Company pursuant to that certain Side Letter Agreement, dated as of September 29, 2005, among the Company, New England Asset Management LLC, Nicholas DelBrocco and Rajat Babbar shall not be included as part of Working Capital. For avoidance of doubt, Working Capital as set forth in the related Estimated Closing Statement and Final Closing Statement shall be prepared and calculated consistently with the methodologies set forth in this definition as more fully set forth on Schedule 2.5.

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EXHIBIT B
[Insert Boyd Watterson Asset Management, LLC Letterhead]
                    , 2008
To our Clients:
We are very pleased to announce that we expect that Titanium Asset Management Corp. will acquire the membership interests of our firm in approximately [                    ] days. Our business, our investment process and our staff, however, will remain unchanged. After closing of the acquisition, Brian Gevry, Boyd’s Chief Executive Officer, will be appointed Managing Director of Titanium. In addition, Brian Gevry, Clyde Bartter, Timothy Hyland and Michael Bee will serve on Boyd’s newly-formed Management Committee with two appointees of Titanium.
Every firm must plan for its future ownership succession in order to assure continuity of services to its clients. At Boyd, we are all committed to continue working long-term, and we believe we have put a plan in place to further assure our future goals of preservation of our organization and staff, without the burdens that transition plans often bring. We believe that Titanium’s approach allows us to preserve our company and grow our business. Under Titanium ownership, Boyd and our staff will continue to thrive, and we will have the broad resources of the Titanium enterprise to enhance our business.
Titanium serves as a vehicle for acquisition of companies engaged in the asset management industry. Titanium’s strategy is to acquire a number of specialist asset management firms with complementary investment strategies, which they manage as an integrated business. These businesses have focused investment strategies that have resulted in a multi-product asset management enterprise. Titanium has raised capital for this purpose. Titanium’s leaders are skilled investment professionals who actively work in our industry.
Should you have any questions regarding this change, please do not hesitate to contact us. We will continue to manage your assets in the same manner as we have done in the past. We appreciate and value your continued relationship with Boyd Watterson Asset Management and Titanium Asset Management.
Sincerely,
Brian L. Gevry
Boyd Watterson Asset Management, LLC

ACKNOWLEDGEMENT AND CONSENT:
The substance of your advisory agreement with Boyd Watterson Asset Management, LLC, and the investment advisory services provided by Boyd thereunder, will not change as a result of the acquisition of Boyd by Titanium Asset Management Corp. However, under the Investment Advisers Act of 1940 (the “Act”), the federal law which guides and controls our relationship with you, a “change in control” of Boyd is an “assignment” of our contract(s) with you. In order to comply with the Act, we ask for your written consent to the “assignment” of such contract(s). Accordingly, we ask that you sign and return the enclosed copy of this letter acknowledging this notification and your consent. Of course, until we hear from you to the contrary we will continue to manage assets on your behalf as before.

Signature of Person Authorized to Execute
on Behalf of Client

Printed Name of Person Who Executed Above

Date

EXHIBIT C
[Insert Boyd Watterson Asset Management, LLC Letterhead]
                    , 2008
To our Clients:
We are very pleased to announce that we expect that Titanium Asset Management Corp. will acquire the membership interests of our firm in approximately [___] days. Our business, our investment process and our staff, however, will remain unchanged. After closing of the acquisition, Brian Gevry, Boyd’s Chief Executive Officer, will be appointed Managing Director of Titanium. In addition, Brian Gevry, Clyde Bartter, Timothy Hyland and Michael Bee will serve on Boyd’s newly-formed Management Committee with two appointees of Titanium.
Every firm must plan for its future ownership succession in order to assure continuity of services to its clients. At Boyd, we are all committed to continue working long-term, and we believe we have put a plan in place to further assure our future goals of preservation of our organization and staff, without the burdens that transition plans often bring. We believe that Titanium’s approach allows us to preserve our company and grow our business. Under Titanium ownership, Boyd and our staff will continue to thrive, and we will have the broad resources of the Titanium enterprise to enhance our business.
Titanium serves as a vehicle for acquisition of companies engaged in the asset management industry. Titanium’s strategy is to acquire a number of specialist asset management firms with complementary investment strategies, which they manage as an integrated business. These businesses have focused investment strategies that have resulted in a multi-product asset management enterprise. Titanium has raised capital for this purpose. Titanium’s leaders are skilled investment professionals who actively work in our industry.
Should you have any questions regarding this change, please do not hesitate to contact us. We will continue to manage your assets in the same manner as we have done in the past. We appreciate and value your continued relationship with Boyd Watterson Asset Management and Titanium Asset Management.
Sincerely,
Brian L. Gevry
Boyd Watterson Asset Management, LLC

ACKNOWLEDGEMENT AND CONSENT:
The substance of your advisory agreement with Boyd Watterson Asset Management, LLC, and the investment advisory services provided by Boyd thereunder, will not change as a result of the acquisition of Boyd by Titanium Asset Management Corp. However, under the Investment Advisers Act of 1940 (the “Act”) the federal law which guides and controls our relationship with you, a “change in control” of Boyd is an “assignment” of our contract(s) with you. In order to comply with the Act, we ask for your consent to the “assignment” of such contract(s). Accordingly, we ask that you sign and return the enclosed copy of this letter acknowledging this notification and your consent. If we do not receive express notice from you within thirty (30) days of the date of this letter that you withhold your consent, then we will assume that you consent to the assignment and continuation of such contract(s). Of course, until we hear from you to the contrary we will continue to manage assets on your behalf as before.

Signature of Person Authorized to Execute on Behalf of Client

Printed Name of Person Who Executed Above

Date

EXHIBIT D
RELEASE
          This Release (this “Release”) is being executed and delivered on                     , 2008 by each of the undersigned members of BWAM Holdings, LLC, an Ohio limited liability company (“BWAM Holdings”), who hold common membership interests of BWAM Holdings (each, a “Releasor” and collectively, the “Releasors”) in accordance with Section 8.1(e) of that certain Membership Interest Purchase Agreement, dated as of                     , 2008 (the “Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”), BWAM Holdings and the Releasors. Capitalized terms used in this Release and not defined herein have the respective meanings given to them in the Agreement.
          Each Releasor acknowledges that the execution and delivery of this Release by such Releasor is a condition to the Purchaser’s obligation to consummate the Transactions and that the Purchaser is relying on this Release in consummating the Transactions.
          Each Releasor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce the Purchaser to consummate the Transactions, hereby agrees as follows:
     (a) Each Releasor, on behalf of himself and each of his heirs, executors, administrators, successors and assigns (collectively, the “Related Persons”), hereby releases and forever discharges the Purchaser, the Company and each of their respective individual, joint or mutual present or future Affiliates (other than The PNC Financial Group, Inc. and Mercantile/Cleveland, LLC), stockholders, members, directors, managers, officers, employees, agents, successors and assigns (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever (collectively, “Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which such Releasor or any Related Person now has, has ever had or may hereafter have against any Releasee on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing arising out of or related to (i) BWAM Holdings’ ownership or operation of Alpha-Squared Global Macro Fund I, LP and (ii) the Company’s rights and obligations under that certain Transfer and Separation Agreement, dated as of June 30, 2005, by and among the Company, Mercantile-Safe Deposit & Trust Company, New England Asset Management LLC and the NEAM Principles (as defined in the Transfer and Separation Agreement); provided, however, that nothing contained herein shall apply to any Claims that (A) arise under any employment agreement between the Company and such Releasor, (B) relate to such Releasor’s compensation, if any, as an employee of the Company for the current payroll period earned prior to the date hereof, (C) are based upon such Releasor’s rights under the Agreement or any agreement entered into in connection with the execution and delivery of the Agreement, or (D) arise from the issuance by the Purchaser of shares of its common stock pursuant to Section 2.6(c) of the Agreement or otherwise in connection with the transactions contemplated by the Agreement.
     (b) Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby by such Releasor.
     (c) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Releasor shall separately (not jointly and severally with other Releasors) indemnify and hold harmless each Releasee from and against all loss, Liability, claim, damage (excluding incidental and consequential damages) or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) arising directly or indirectly from or in connection with the assertion by or on behalf of such Releasor or any Related Person of such Releasor of any claim or other matter purported to be released by such Releasor pursuant to this Release, and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises as a result of any assertion by or on behalf of such Releasor or any Related Person of such Releasor against such third party of any claims or other matters purported to be released by such Releasor pursuant to this Release.
     (d) If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     (e) This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Ohio without regard to principles of conflicts of law. All words used in this Release will be construed to be of such gender or number as the circumstances require.
     (f) This Release may be executed by facsimile or electronic signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

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     IN WITNESS WHEREOF, the undersigned have executed this Release as of the date first written above.

MEMBERS:

Clyde E. Bartter

Michael E. Bee

Teresa J. Burchfield

David M. Dirk

Brian L. Gevry

Timothy M. Hyland

James R. Shirak

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EXHIBIT D
RELEASE
          This Release (this “Release”) is being executed and delivered on                     , 2008 by BWAM Holdings, LLC, an Ohio limited liability company (the “Releasor”), in accordance with Section 8.1(e) of that certain Membership Interest Purchase Agreement, dated as of                     , 2008 (the “Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (the “Purchaser”), Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”), the Releasor and the members of the Releasor who hold common membership interests of the Releasor. Capitalized terms used in this Release and not defined herein have the respective meanings given to them in the Agreement.
          The Releasor acknowledges that the execution and delivery of this Release by the Releasor is a condition to the Purchaser’s obligation to consummate the Transactions and that the Purchaser is relying on this Release in consummating the Transactions.
          The Releasor, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound, in order to induce the Purchaser to consummate the Transactions, hereby agrees as follows:
     (a) The Releasor, on behalf of itself and its successors and assigns (collectively, the “Related Persons”), hereby releases and forever discharges the Purchaser and the Company and each of their respective individual, joint or mutual present or future Affiliates (other than The PNC Financial Group, Inc. and Mercantile/Cleveland, LLC), stockholders, members, directors, managers, officers, employees, agents, successors and assigns (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever (collectively, “Claims”), whether known or unknown, suspected or unsuspected, both at law and in equity, which the Releasor or any Related Person now has, has ever had or may hereafter have against any Releasee on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, without limitation, any Claim arising out of or related to (i) BWAM Holdings’ ownership or operation of Alpha-Squared Global Macro Fund I, LP and (ii) the Company’s rights and obligations under that certain Transfer and Separation Agreement, dated as of June 30, 2005, by and among the Company, Mercantile-Safe Deposit & Trust Company, New England Asset Management LLC and the NEAM Principles (as defined in the Transfer and Separation Agreement); provided, however, that nothing contained herein shall apply to any Claims that are based upon (A) the Releasor’s rights under the Agreement or any agreement entered into in connection with the execution and delivery of the Agreement or (B) the Releasor’s rights under the Amended and Restated Operating Agreement of the Releasor, as such rights apply to employees of the Company who are also members of the Releasor.
     (b) The Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby by the Releasor.

     (c) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, the Releasor shall indemnify and hold harmless each Releasee from and against all loss, Liability, claim, damage (excluding incidental and consequential damages) or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees) arising directly or indirectly from or in connection with the assertion by or on behalf of the Releasor or any Related Person of any claim or other matter purported to be released by the Releasor pursuant to this Release, and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises as a result of any assertion by or on behalf of the Releasor or any Related Person against such third party of any claims or other matters purported to be released by the Releasor pursuant to this Release.
     (d) If any provision of this Release is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Release will remain in full force and effect. Any provision of this Release held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     (e) This Release may not be changed except in a writing signed by the person(s) against whose interest such change shall operate. This Release shall be governed by and construed under the laws of the State of Ohio without regard to principles of conflicts of law. All words used in this Release will be construed to be of such gender or number as the circumstances require.
     (f) This Release may be executed by facsimile or electronic signature and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[SIGNATURE PAGE FOLLOWS]

2

     IN WITNESS WHEREOF, the undersigned has executed this Release as of the date first written above.

BWAM HOLDINGS, LLC

By:

Name:

Title:

3

EXHIBIT E
LOCK-UP LETTER AGREEMENT
Titanium Asset Management Corp.
777 East Wisconsin Avenue
Suite 2350
Milwaukee, Wisconsin 53202
Ladies and Gentlemen:
          In connection with the transactions contemplated by Section 2.6(c) of that certain Membership Interest Purchase Agreement, dated as of the date hereof, by and among Titanium Asset Management Corp., a Delaware corporation (the “Company”), BWAM Holdings, LLC, an Ohio limited liability company, Boyd Watterson Asset Management, LLC, an Ohio limited liability company, the common members of BWAM Holdings, LLC and, for certain limited purposes, the preferred members of BWAM Holdings, LLC (the “Purchase Agreement”), the Company has agreed to grant to the undersigned                      shares (the “Recipient Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”). Terms which are capitalized herein and not otherwise defined shall have the same meanings as in the Purchase Agreement.
          In consideration of the agreement to grant the Recipient Shares pursuant to the terms of the Purchase Agreement and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Company, the undersigned will not, directly or indirectly, during the Lock-Up Period (as defined below) (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any of the Recipient Shares, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Recipient Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise or (3) publicly disclose the intention to do any of the foregoing. The foregoing sentence shall not apply to the transfer of any or all of the Recipient Shares (a) to the Company pursuant to an offer by the Company to purchase or redeem the Recipient Shares, (b) pursuant to a court order, or (c) by gift, will or intestacy, provided that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such Recipient Shares subject to the provisions of this Lock-Up Letter Agreement and there shall be no further transfer of such Recipient Shares except in accordance with this Lock-Up Letter Agreement. For the purposes hereof, “Lock-Up Period” means the period commencing on [insert the date upon which the Recipient Shares are provided to the undersigned] and ending on the 180th day after such date.
          In furtherance of the foregoing, you and your transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
[Signature page follows]

          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representative, successors and assigns of the undersigned.

Very truly yours,

By:

Name:

Title:
Dated:

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EXHIBIT F
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made this ___ day of                      2008, between                      (“Executive”) and Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement (as defined below).
RECITALS
     Pursuant to that certain Membership Interest Purchase Agreement, dated as of November ___, 2008 (the “Purchase Agreement”), by and among Titanium Asset Management Corp., a Delaware corporation (“Titanium”), BWAM Holdings, LLC, an Ohio limited liability company (the “Seller”), the Company and the Members of the Seller, the Seller agrees to sell to Titanium, and Titanium agrees to purchase from the Seller, all of the membership interests of the Company (the “Transactions”).
     Pursuant to Section 7.1(g) of the Purchase Agreement, it is a condition to the obligation of Titanium to consummate the Transactions that the Company and Executive enter into this Agreement. Executive acknowledges that Titanium would not have entered into the Purchase Agreement or agreed to consummate the Transactions but for the covenants and agreements of Executive contained herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing immediately upon the closing of the transactions contemplated by the Purchase Agreement, (the “Commencement Date”), with no further action being required of either party hereto to effect the commencement, and ending on the ___ anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as extended or terminated, the “Term”). Beginning on the ___ anniversary of the Commencement Date, and on each anniversary of the Commencement Date thereafter, the Term shall extend for an additional one-year period from the then current expiration date of the Term unless at least 90 days prior to the subsequent anniversary date either Executive or the Company provides written notice to the other party electing not to extend the Term.
     2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its [                    ] and to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive. Executive shall report to the [                    ] of the Company, and shall be subject to the supervision of, and shall have such authority as is delegated by, the Management Committee of the

Company (the “Committee”), which authority shall be sufficient to perform Executive’s duties hereunder. Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services; provided, that Executive may accept other board memberships or other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company.
     3. Compensation and Benefits.
          3.1 Compensation. During the Term, the Company shall pay Executive a base salary of $                     per year, payable in accordance with the Company’s customary payroll practices but not less frequently than monthly (the “Base Salary”). The Base Salary shall be subject to annual review and adjustment as determined by the Committee, in its sole discretion, on each anniversary of the Commencement Date during the Term and “Base Salary” shall thereafter refer to such adjusted amount.
          3.2 Bonus. Executive shall be entitled to receive [a discretionary] [an] annual bonus in excess of Base Salary with respect to each fiscal year of the Company (or portion thereof) during the Term. The amount of any such bonus and the distribution thereof shall be determined by the Committee in its sole discretion pursuant to the terms of the Company’s [Sales Incentive Plan] [Corporate Incentive Plan]. [Notwithstanding the foregoing, if Executive remains employed with the Company on December 31, 2009, then Executive’s minimum bonus under the Company’s [Sales Incentive Plan] [Corporate Incentive Plan] for fiscal 2009 shall be an amount equal to $                     (the “Guaranteed Bonus”).] If Executive’s employment with the Company is terminated prior to December 31st of any fiscal year of the Company during the Term, then Executive shall not be eligible to receive an annual [discretionary] bonus with respect to such fiscal year.
          3.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, vacation benefits and all other benefit plans from time to time in effect.
          3.4 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable business expenses incurred by Executive in the performance of the Executive’s duties hereunder, subject to the submission by Executive of documentation in such form and consistent with such reasonable procedures as the Company may from time to time require.
     4. Termination of Employment Period. Executive’s employment shall terminate upon the occurrence of any of the following:
          4.1 Expiration of the Agreement Term. The expiration of the Term.
          4.2 Termination for Cause. The termination of this Agreement by the Company for Cause. For the purposes of this Agreement, “Cause” shall be deemed to exist upon the occurrence of any of the following:

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               (a) a good faith finding by the Company that Executive has engaged in dishonesty, willful misconduct, gross negligence or insubordination with respect to the Company that is materially injurious to the Company;
               (b) intentional failure by Executive to comply with applicable laws or governmental regulations with respect to the Company’s operations or the performance of Executive’s duties;
               (c) Executive’s conviction or entry of nolo contendere to any felony crime or other crime involving theft or embezzlement of Company property; or
               (d) Executive’s material breach of Executive’s obligations under this Agreement, which breach, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.
          4.3 Termination by the Company Without Cause or by Executive for Good Reason. At the election of the Company, without Cause, at any time upon 60 days’ prior written notice to Executive or by Executive for Good Reason (as defined below).
          4.4 Death or Disability. Thirty days after the death or determination of disability of Executive. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days during any 360-day period, is unable to perform the services contemplated under this Agreement in substantially the manner and to the extent required hereunder prior to the commencement of such disability. Any determination of as to which the Company and Executive cannot agree shall be determined by the Company based upon a report of a physician selected by the Company and the Executive.
     5. Effect of Termination.
          5.1 Termination for Cause, at the Election of Executive, Upon Expiration of the Term or Upon Executive’s Death or Disability. If Executive’s employment is terminated for Cause, by the voluntary election of Executive (other than for Good Reason) or upon the expiration of the Term, then the Company shall have no further obligations under this Agreement other than to pay to Executive any accrued but unpaid salary, benefits and bonuses and reimburse Executive for any reimbursable expenses through the last day of Executive’s actual employment by the Company (the “Termination Payment”). The payment by the Company to Executive of the Termination Payment upon a termination of this Agreement by the voluntary election of Executive (other than for Good Reason) shall not relieve Executive of Executive’s obligations under Section 5 through 14 of this Agreement. If Executive’s employment is terminated due to Executive’s death or disability, then, as soon as practicable following Executive’s “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), but in no event later than March 15 of the year following the year in which Executive’s separation from service occurs, the Company shall pay to Executive or Executive’s estate, as the case may be, Executive’s Base Salary through the end of the month during which Executive’s employment was terminated.

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          5.2 Termination by the Company Without Cause or by Employee for Good Reason. In the event that Executive’s employment is terminated by the Company other than as set forth in Section 5.1 above or by Executive for Good Reason, following Executive’s separation from service and commencing with the payroll period immediately following the Release Deadline (as defined below), the Company shall pay to Executive: (a) the annual Base Salary then in effect for the greater of twelve (12) months or the remainder of the Term on a regular payroll basis; [(b) immediately upon separation the full amount of the Guaranteed Bonus (to the extent not already paid by the Company);] and (c) immediately upon separation a prorated portion of any other bonuses earned by Executive during the year in which the separation occurs. In addition, the Company shall continue its contributions toward Executive’s health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination for the same length of time as it continues payment to Executive of Base Salary pursuant to this Section 5.2. In order to be eligible to receive the payments described in this Section 5.2, Executive must execute in favor of the Company and not thereafter revoke the release agreement substantially in the form annexed hereto as Exhibit A within thirty (30) calendar days following Executive’s separation from service (the “Release Deadline”). Notwithstanding the foregoing, if the Executive receives compensation or remuneration after the Release Deadline for services to a third party, payments of Base Salary payable to Executive following the Release Date shall be subject to a reduction by the amount of such compensation paid from the third party during the period for which Executive was entitled to receive Base Salary continuation hereunder. Executive shall notify the Company of any employment related services to third parties within 30 days of Employee’s providing such services.
          5.3 Withholding. Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive’s separation from service, Executive is deemed to be a “specified employee” (within the meaning of Section 409A of the Code) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of separation from service (or, if earlier, until the date of Executive’s death), at which time Executive shall be paid an aggregate amount equal to six months of payments otherwise due to Executive under the terms of Section 5.2, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the terms of Section 5.2, as thereafter applicable.
          5.4 Good Reason. As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) the assignment to Executive of duties inconsistent in any material respect with the duties of an executive officer of the Company or substantial diminishment of Executive’s duties; (b) a reduction of more than ten percent (10%) in Base Salary that is not generally applicable to all executives of the Company or a material reduction in other benefits; (c) Company’s material breach of its obligations under this Agreement; (d) a Change in Control (defined below); or (e) relocation of Executive’s place of business to a location greater than 25 miles from Executive’s place of business on the date hereof; provided, that notice of termination for Good Reason must be provided by Executive to the Company within 30 days of Executive becoming aware of the event constituting Good Reason. Notwithstanding the occurrence of any of events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if,

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within 30 days after the giving by Executive of notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, the Company has fully corrected such event. As used herein, a Change in Control means (i) the transfer, sale or other disposition of all or substantially all of the assets of the Company; (ii) the acquisition by any person or entity of a majority in interest of the voting membership interests in the Company in one or more or more of a series of related transactions; or (iii) a merger, consolidation, reorganization of the Company unless the securities of the successor entity are immediately thereafter owned in substantially the same proportion by the persons or entities who owned the outstanding voting membership interests of the Company immediately prior to such transaction.
          5.5 Parachute Payments. In the event that the payments and benefits provided for in this Agreement and the payments and/or benefits provided to, or for the benefit of, Executive under any other employer plan or agreement (such payments or benefits are hereinafter collectively referred to as the “Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 5.5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Benefits shall be either:
               (a) delivered in full, or
               (b) delivered as to such lesser extent which would result in no portion of such Benefits being subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest amount of Benefits, notwithstanding that all or some portion of such Benefits may be subject to the Excise Tax. If applicable, in order to effectuate the Limited Amount, the Company shall first reduce those Benefits which are not payable in cash and then reduce cash payments, in each case in reverse order beginning with Benefits which are to be paid the farthest in time from the date of determination that the Benefits will be limited by (b) above. A determination as to whether the Benefits shall be reduced to pursuant to (b) above and the amount of the Limited Benefit shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to Executive within seven (7) business days of the Executive’s separation from service, if applicable, or such earlier time as is requested by the Company. Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code and with reasonable input from Executive’s accountant or accounting firm. Any determination by the Accountants shall be binding upon the Company and the Executive, absent manifest error.
     6. Restrictive Covenants.
          6.1 Proprietary Information.
               (a) Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property

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of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists. Executive shall not, either during or after Executive’s employment, disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law. Nothing in this Agreement reduces Executive’s obligation to comply with applicable laws relating to trade secrets, confidential information and unfair competition. Accordingly, notwithstanding the foregoing, Executive’s obligations under this Section 6.1(a) with respect to Proprietary Information that constitutes a trade secret under applicable law shall continue until such Proprietary Information no longer constitutes a trade secret.
               (b) Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.
               (c) Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above also extends to such types of information, know-how, records and tangible property of any Affiliates of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.
          6.2 Inventions.
               (a) Disclosure. Executive shall disclose promptly to an officer or to attorneys of the Company in writing any invention, original work of authorship, whether patentable or unpatentable, copyrightable or uncopyrightable, including, but not limited to, any computer program, software, command structure, code, documentation, compound, genetic or biological material, formula, manual, device, improvement, method, process, discovery, concept, algorithm, development, secret process, machine or contribution (any of the foregoing items, an “Invention”) Executive has conceived, made, developed or worked on, in whole or in part, solely or jointly with others while employed by the Company with respect to the business of the Company. The disclosure required by this Section applies (i) during the period of Executive’s employment with the Company; (ii) with respect to all Inventions whether or not they are conceived, made, developed or worked on by Executive during Executive’s regular hours of employment with the Company; (iii) whether or not the Invention was made at the suggestion of the Company; and (iv) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form.
               (b) Assignment of Inventions to Company; Exemption of Certain Inventions. Executive hereby assigns to the Company without royalty or any other further

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consideration Executive’s entire right, title and interest in and to all Inventions which Executive conceives, makes, develops or works on during the Term relating to the business of the Company.
               (c) Records. Executive will make and maintain adequate and current written records of all Inventions. These records shall be and remain the property of the Company.
               (d) Patents. Executive will assist the Company in obtaining and maintaining and enforcing patents and other proprietary rights in connection with any Invention covered by this Section 6.2. Executive further agrees that Executive’s obligations under this Section 6.2 shall continue beyond the termination of Executive’s employment with the Company, but if he is called upon to render such assistance for one (1) year after the termination of such employment, he shall be entitled to a fair and reasonable rate of compensation for such assistance. Executive shall, in addition, be entitled to reimbursement of any expenses incurred at the request of the Company relating to such assistance.
          6.3 Prior Contracts and Inventions; Information Belonging to Third Parties. Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive. Executive further represents that (a) Executive is not obligated under any consulting, employment or other agreement which would adversely affect the Company’s rights or Executive’s duties under this Agreement, (b) there is no action, investigation or proceeding pending or to Executive’s knowledge threatened, or any basis therefor known to Executive, involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under, any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.
          6.4 Nonsolicitation of Clients and Prospects. Executive acknowledges that Executive will, during the course of Executive’s employment with the Company, obtain or acquire knowledge of Proprietary Information, which knowledge may, in the event Executive were to become employed by or associated with a Competing Business, provide invaluable benefits to such Competing Business and may cause irreparable harm to the Company. To protect this and other legitimate business interests of the Company, Executive agrees that during the Term and for a period of 18 months following the expiration or termination of the Term, Executive shall not directly or indirectly:
               (a) solicit or invest in, own, manage, operate, finance, control or participate in the ownership, management, operations, financing or control of, render services or advice to, or otherwise assist any person or entity (except the Company or an Affiliate of the Company) who or which solicits for a Competing Business the business of any person or entity who or which is a Client (as defined in the Purchase Agreement) of the Company (or any successor thereto) or a prospective customer or client of the Company to which the Company has made Substantial Sales Efforts in the 18 month period prior to the expiration or termination of the Term; provided, however, that the foregoing shall not prohibit Executive from purchasing or otherwise acquiring, and holding, any class of securities of any enterprise (as a passive investment

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and without otherwise participating in the activities of such enterprise) if such securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act and represent less than five percent (5%) in value of the outstanding securities of such enterprise; or
               (b) otherwise induce or attempt to induce (or assist any other person or entity in inducing) any Client of the Company (or any of its Affiliates) to cease doing business with the Company (or any of its Affiliates), or in any way interfere with the relationship between any Client of the Company (or any of its Affiliates) and the Company (or any of its Affiliates).
For purposes hereof, “Designated Field” means the provision of discretionary, non-discretionary or other portfolio management or investment advisory services (whether as adviser, subadviser, or otherwise, and whether in the form of model portfolios, discretionary management or otherwise) with respect to any account, fund, pooled investment vehicle or other product or service (whether registered or exempt from registration under the Investment Company Act.) For purposes hereof, “Substantial Sales Efforts” means marketing or sales activities undertaken on behalf of the Company in an effort to secure foreseeable business opportunities with a prospective customer, provided that such efforts (1) enjoy a reasonable prospect of success and (2) include either (A) multiple in person, written or email communications or (B) the preparation of a quotation or proposal made in connection with an on site visit. For purposes hereof, “Competing Business” means any business, enterprise, employment, or investment management or advisory service (whether as sub-adviser, adviser or otherwise) that competes in any Designated Field with the Company (or any successor thereto) in its business of providing asset management, investment advisory and related services.
          6.5 Nonsolicitation of Employees. Executive agrees that during the Term and for a period of 18 months following the expiration or termination of the Term, Executive shall not solicit, hire, employ or otherwise engage (or assist any other person or entity in soliciting, hiring, employing or otherwise engaging) as an employee, independent contractor, consultant or otherwise, any employee of the Company, or induce or assist any other person or entity in inducing any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with the Company; provided, however, that such obligation shall not prohibit advertisements of a general nature which are not targeted to the Company’s employees.
          6.6 Permitted Activities. Notwithstanding anything to the contrary set forth in Sections 6.4 and 6.5, in no event shall Executive be deemed to be restricted from (a) providing investment advisory services to individual members of Executive’s immediate family (including trusts of which they are the sole beneficiaries) for which no advisory fee is paid; (b) acting as trustee for trusts, and providing investment advisory services to not-for-profit clients for which no advisory fee is paid; (c) taking on charitable and non-profit endeavors and teaching positions and writing and publishing books and/or journal articles; and (d) attending conferences and participating in panel discussions on investment advisory services.
          6.7 Interpretation. If any restriction set forth in this Article 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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          6.8 Acknowledgement. The restrictions contained in this Article 6 are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. In view of the services which Executive shall perform hereunder, which services are special, unique, extraordinary and intellectual in character and which shall place Executive in a position of confidence and trust with the customers and employees of the Company and Titanium and provide to Executive access to confidential financial information, trade secrets, know-how and other confidential and proprietary information, Executive expressly acknowledges that the restrictive covenants set forth in this Article 6 are reasonable and necessary to protect and maintain the proprietary and other legitimate business interests of the Company and Titanium. Executive further acknowledges that the remedy at law for any breach or threatened breach of this Article 6, if such breach or threatened breach is held by a court to exist, shall be inadequate and, accordingly, that the Company and Titanium shall, in addition to all other available remedies, be entitled to seek injunctive relief without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law. Executive hereby waives trial by jury and agrees not to plead or defend on grounds of inadequate remedy at law or any element thereof in an action by the Company and/or Titanium against Executive for injunctive relief or for specific performance of any obligation pursuant to this Agreement. The period of time during which the provisions of this Article 6 shall apply shall be extended by the length of time during which Executive is in breach of the terms of this Article 6.
     7. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.
     8. Jury Waiver; Costs of Enforcement. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive’s employment by the Company. In the event either party should bring action against the other party arising our of this Agreement, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party.
     9. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive. The Company shall not unreasonably withhold its consent to an amendment hereto requested by Executive for the purposes of avoiding a potential violation of Section 409A of the Code.
     10. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Ohio without regard to principles of conflicts of laws thereunder.
     11. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to a party at the following address (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

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If to Executive, to:
[INSERT]
With a copy (which shall not constitute notice) to:
[INSERT]
If to the Company, to:
Boyd Watterson Asset Management, LLC
c/o Titanium Asset Management Corp.
777 East Wisconsin Avenue, Suite 2350
Milwaukee, WI 53202
Attention: Managing Director
Facsimile: 216-771-4454
With a copy (which shall not constitute notice) to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: Lloyd Dickinson
Facsimile: (414) 297-4900
     12. Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Company, Executive and Titanium and their respective heirs, personal representatives, permitted successors and permitted assigns.
     13. Successors and Assigns. If the Company, or any Successor Company (as defined below), shall at any time be merged or consolidated into or with any other corporation or corporations, or if substantially all of the assets of the Company or any such Successor Company is sold or otherwise transferred to another corporation, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing corporation or the corporation resulting from such merger or consolidation or the corporation to which such assets is sold or transferred (“Successor Company”) and any such assignment of this Agreement shall be binding upon, and this Agreement shall continue to inure to the benefit of, Executive. This Agreement may be assigned without Executive’s consent to any Affiliate of the Company in connection with the underwritten public offering of the securities of such Affiliate. Except as provided in the two foregoing sentences, this Agreement shall not be assignable by the Company or by any Successor Company without Executive’s prior written consent. This Agreement shall not be assignable by Executive and any purported assignment of rights or delegation of duties under this Agreement by Executive shall be void.
     14. Miscellaneous.
          14.1 No Waiver. No delay or omission by the Company or Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A

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waiver or consent given by the Company or Executive on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
          14.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.
          14.3 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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     IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first set forth above.

EXECUTIVE:

Name:

COMPANY:

BOYD WATTERSON ASSET MANAGEMENT, LLC

By:
Name:
Title:

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Exhibit A
     1. Your Release of Claims. You hereby agree and acknowledge that by signing this release agreement (this “Release), and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company1/ of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Release (the “Execution Date”). Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date. This Release does not include a waiver and release of any of your currently vested rights to pension benefits (including benefits pursuant to Company’s 401(k) pension plan), workers’ compensation benefits, or unemployment compensation benefits. This Agreement does not waive or release any rights that may arise after the date on which you sign this Release, or claims concerning an alleged breach of the outstanding obligations of the Company under your Employment Agreement. This Release also does not include claims that cannot be waived by law.
     Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:
**	Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act and any similar Federal and state statute.

**	Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**	Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of

[1]	For purposes of this Release, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

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public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**	Any other Claim arising under state or federal law.
     You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the economic benefits being provided to you under the terms of this Agreement.
     It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Release. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Also, because you are over the age of 40, the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, allows you at least twenty-one (21) days to consider the terms of this Release. ADEA also allows you to rescind your assent to this Release if, within seven (7) days after you sign this Agreement, you deliver by hand or send by mail (certified, return receipt and postmarked within such 7 day period) a notice of rescission to the Company. If no such rescission notice is provided by you to the Company, then the eighth day following the Execution Date is the “Effective Date” of this Release.
     Furthermore, nothing in this Release shall be deemed to prohibit you from challenging the validity of this Release under the federal discrimination laws of the United States (the “Federal Discrimination Laws”) or from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. Further, nothing in this Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Federal Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this Release and prevail in any claim under the Federal Discrimination Laws.
     2. Confidentiality and Other Agreements. You expressly acknowledge and agree to the following:
(a) that, on the date your employment with the Company is terminated, you will promptly return to the Company all Company documents (and any copies thereof) and property. Further, you agree that you will abide by any agreements regarding confidentiality or other post-employment obligations.
(b) that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including its officers, directors, employees and consultants) and that could reasonably be expected to have a material adverse effect on the Company’s business, including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company; likewise, the senior management of the Company shall not make any such disparaging remarks about you.

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Name:
Date signed:

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EXHIBIT G
TITANIUM ASSET MANAGEMENT CORP.
SHARE GRANT AGREEMENT
     THIS SHARE GRANT AGREEMENT (this “Agreement”) is made as of December ___, 2008, by and between Titanium Asset Management Corp., a Delaware corporation (“Titanium”), and the employee of Boyd Watterson Asset Management, LLC, an Ohio limited liability company (the (“Company”), whose signature is set forth on the signature page hereof (the “Employee”).
RECITALS
     WHEREAS, pursuant to that certain Membership Interest Purchase Agreement, dated as of November 7, 2008 (the “Purchase Agreement”), by and among Titanium, BWAM Holdings, LLC, an Ohio limited liability company (the “Seller”), the Company and the Members of the Seller, the Seller agrees to sell to Titanium, and Titanium agrees to purchase from the Seller, all of the membership interests of the Company;
     WHEREAS, the parties hereto desire that the Employee receive a grant of ___ shares of Titanium common stock, par value $.0001 per share (“Common Stock”) (collectively, the “Employee Shares”), effective upon the Closing Date (as defined in the Purchase Agreement), in exchange for her continuous employment by the Company from the Closing Date through the one year anniversary of the Closing Date (the “Release Date”); and
     WHEREAS, the Employee is an officer or other key employee of the Company to whom Titanium desires to grant shares of Common Stock to increase the Employee’s incentive and personal interest in the continued success and growth of the Company.
     NOW, THEREFORE, the parties agree as follows:
AGREEMENT
     1. Grant of the Employee Shares. Subject to the terms and conditions of this Agreement, the Employee shall be granted the Employee Shares effective immediately as of the Closing Date without the necessity of further action by any party. The Employee Shares shall vest as provided for in Section 3. If the Purchase Agreement is terminated, however, pursuant to the terms of Section 3.2 of the Purchase Agreement (such that there will be no Closing of the Purchase Agreement pursuant to its terms), this Agreement and the rights and obligations set forth herein shall automatically terminate without the necessity of further action by any party and it shall be null and void ab initio.
     2. Employment by the Company. The Employee Shares granted hereunder are awarded on the condition that, subject to Section 3(a), the Employee remains employed by the Company or an affiliate of the Company on a full time basis from the Closing Date through and including the Release Date. However, neither such condition nor the award of the Employee Shares shall impose upon the Company, or any affiliate of the Company, any obligation to retain the Employee in its employ for any given period or upon any specific terms of employment.

     3. Period of Restriction.
     a. Escrow Period. The Employee Shares shall be held in escrow until the Release Date, provided that on the Release Date the Employee is employed by the Company or an affiliate of the Company on a full time basis. If the Employee’s employment terminates prior to the Release Date as a result of death, the Employee’s designated beneficiary or beneficiaries shall be entitled to receive the Employee Shares on or after the Release Date. Upon any other termination of employment prior to the Release Date or failure to be employed on a full time basis, the Employee will forfeit the Employee Shares unless otherwise determined by the Board of Directors of Titanium (the “Board”), or a duly authorized committee of the Board.
     b. Change in Control. Notwithstanding anything in this Agreement to the contrary, in the event of a Change of Control, all of the Employee Shares shall be released to the Employee out of escrow, provided that on the date of such Change of Control (such date, the “Change of Control Date”) the Employee is employed by the Company or an affiliate of the Company on a full time basis. “Change of Control” means (i) the transfer, sale or other disposition of all or substantially all of the assets of the Company or Titanium; (ii) the acquisition by any person or entity (other than the Company or an affiliate of the Company) of membership interests in the Company representing more than 50% of the voting interests in the Company in one or more of a series of related transactions; (iii) the acquisition by any person (other than Titanium or an affiliate of Titanium) of a majority or more of the voting common stock of Titanium in one or more of a series of related transactions; or (iv) a merger, consolidation, reorganization or similar event of either the Company or Titanium unless the securities representing more than 50% of the total combined voting power of the voting securities of the successor entity are immediately thereafter owned in substantially the same proportion by the persons or entities who owned the outstanding voting securities of the Company or Titanium, as applicable, immediately prior to such transaction.
     c. Non-Transferability of the Employee Shares. The Employee may not sell, transfer or otherwise alienate or hypothecate any of the Employee Shares until they are released to the Employee out of escrow.
     d. Dividends and Voting. While the Employee Shares are subject to forfeiture, the Employee will receive all dividends and other distributions paid with respect to the Employee Shares, in each case so long as the applicable record date occurs before the Employee Shares are forfeited. If, however, any such dividends or distributions are paid in             shares of Common Stock, such shares will be subject to the same risk of forfeiture, restrictions on transferability and other terms of this Agreement as are the Employee Shares with respect to which they were paid. While the Employee Shares are subject to forfeiture, the Employee shall not exercise any voting rights with respect to the Employee Shares.
     4. Restrictions on Transfer of the Employee Shares.
     a. Securities Laws. The Employee acknowledges that she is acquiring the Employee Shares for investment purposes only and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended from time to time (the “Securities Act”). The Employee agrees and acknowledges with respect to any Employee Shares that have not been registered under the Securities Act, that (i) the Employee will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or in a transaction which in the opinion of counsel for Titanium is exempt from such registration, and (ii) a legend will be placed on the

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certificates for the shares to such effect. As further conditions to the issuance of the Employee Shares, the Employee agrees for herself, her beneficiary(ies), and her heirs, legatees and legal representatives to execute and deliver to Titanium such investment representations and warranties, to enter into a restrictive stock transfer agreement, and to take or refrain from taking such other actions, as counsel for Titanium determines may be necessary for compliance with the Securities Act and any applicable federal or state securities laws, regardless of whether the shares have at that time been registered under the Securities Act or qualified under the securities laws of any state.
     b. Legend. The certificate(s) (if any) for the Employee Shares shall bear the following legend:
     “The shares of Common Stock represented by this certificate are restricted securities as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). These shares may not be sold, transferred or disposed of unless they are registered under the Securities Act, or sold in a transaction that is exempt from registration under the Securities Act and any applicable state securities laws. Any sale, assignment, exchange, gift, transfer or other disposition of the Common Stock represented by this certificate is subject to the terms and conditions of a Share Grant Agreement, dated and effective as of December ___, 2008.”
     5. Uncertificated/Certificated Employee Shares. The Employee Shares may be evidenced in such manner as the Board, or a duly authorized committee of the Board, may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued, such certificate shall be registered in the name of the Employee and shall bear the legend provided for above.
     6. Representations and Warranties of the Employee. The Employee covenants, represents and warrants that as of the date any Employee Shares are issued (these covenants, representations and warranties shall survive the date any Employee Shares are issued, and Titanium shall have the right to seek any available remedy based upon any breach of such covenants, representations and warranties):
     a. The Employee is acquiring the Employee Shares for the Employee’s own account, and the Employee has such knowledge and experience in financial, business and investment matters that the Employee believes she is capable of evaluating the terms and conditions, merits and risks of the transactions described herein and the investment contemplated hereby and the Employee is familiar with the risks associated with the investment management industry, and therefore considers herself a sophisticated investor in connection with the investment contemplated hereby.
     b. The Employee is acquiring the Employee Shares for investment purposes and not with a view to distribution thereof; provided, however, that by making the representation herein, the Employee reserves the right to dispose of the Employee Shares in accordance with or pursuant to an effective registration statement or an exemption from registration under the Securities Act.
     c. The Employee and her advisors, if any, have been afforded adequate opportunity to ask questions, receive answers, request and receive materials from Titanium respecting the business, finances and operations of Titanium and its affiliates. The failure by the Employee or

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her advisors, if any, to request any particular documentation or obtain any particular information from Titanium shall not prejudice the rights of the Employee under this Agreement. The Employee acknowledges and understands that the Employee Shares involve a significant degree of risk.
     d. The delivery of the Employee Shares has not been registered under the Securities Act or any applicable state securities laws, and consequently, the Employee may have to bear the risk of owning the Employee Shares for an indefinite period of time because the Employee Shares may not be transferred unless the resale of the Employee Shares is registered pursuant to an effective registration statement under the Securities Act and such resale is made in accordance with said registration statement or the Employee Shares are sold or transferred pursuant to a transaction exempt from registration under the Securities Act.
     7. Escrow/Issuance of the Employee Shares. The Employee Shares will be held in escrow by the Company, as escrow agent until the earlier of (i) the Release Date, (ii) the Change of Control Date and (iii) the date that the Employee Shares are forfeited. Titanium will give the Employee a receipt for the Employee Shares held in escrow that will state that the Company holds such shares in escrow for the Employee’s account, subject to the terms of this Agreement, and the Employee will give Titanium a stock power for such shares duly endorsed in blank which will be used in the event such shares are forfeited in whole or in part. As soon as practicable after the Release Date, the Employee Shares will cease to be held in escrow, and certificate(s) for such number of shares will be delivered to the Employee or, in the case of the Employee’s death, to her beneficiary.
     8. Beneficiary. The Employee may designate one or more beneficiaries who shall be entitled to receive the Employee Shares upon the Release Date. The Employee may from time to time revoke or change her beneficiary designation without the consent of any prior beneficiary by filing a new designation with Titanium. The last such designation received by Titanium shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by Titanium prior to the Employee’s death, and in no event shall any designation be effective as of a date prior to such receipt. If no beneficiary designation is in effect at the time of the Employee’s death, or if no designated beneficiary survives the Employee or if such designation conflicts with law, the Employee’s estate will be considered the beneficiary. If the Board, or a duly authorized committee of the Board, is in doubt as to the right of any person to receive the Employee Shares, Titanium may refuse to issue shares to any individual, without liability for any interest or dividends on the underlying Common Stock, until the Board, or duly authorized committee of the Board, determines the person entitled to receive the shares, or Titanium may apply to any court of appropriate jurisdiction and such application shall be a complete discharge of the liability of Titanium therefor.
     9. Non-Transferability of Award. This Agreement shall not be transferable other than by will or by the laws of descent and distribution, or pursuant to a beneficiary designation filed in accordance with this Agreement.
     10. Tax Withholding. To the extent that the receipt of the Employee Shares results in income to the Employee for federal, state or local income tax purposes, the Employee shall deliver to Titanium at the time Titanium (or the Company) is obligated to withhold taxes in connection with such receipt, such amount as Titanium (or the Company) requires to meet its withholding obligation under applicable tax laws or regulations, and if the Employee fails to do so, Titanium (or the Company) has the right and authority to deduct or withhold from other compensation payable to the Employee an amount sufficient to satisfy its withholding obligations. The Employee may satisfy the withholding requirement, in whole or in part, by electing to have Titanium withhold for its own account that number of Employee Shares otherwise deliverable to the Employee from escrow hereunder on the date the tax is to be

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determined having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that Titanium (or the Company) must withhold in connection with the release of such Employee Shares. Such election must be irrevocable, in writing, and submitted to the Secretary of Titanium before the Release Date. The Fair Market Value of any fractional share of Common Stock not used to satisfy the withholding obligation (as determined on the date the tax is determined) will be paid in cash. The “Fair Market Value” of the Common Stock shall be determined by such methods or procedures as shall be established from time to time by the Board, or a duly authorized committee of the Board; provided, however, that the Fair Market Value shall not be less than the par value of the Common Stock; and provided further, that (a) if the Common Stock is traded on the over-the-counter market, then the Fair Market Value shall be the closing sale price for the Common Stock in the over-the-counter market on the measurement date (or if there was no sale of the Common Stock on such date, on the immediately preceding date on which there was a sale of the Common Stock), as reported by the National Association of Securities Dealers Automated Quotation System (or any successor), or (b) if the Common Stock is listed on a national securities exchange or national securities association, then the Fair Market Value shall be the closing sale price for the Common Stock on the Composite Tape on the measurement date.
     11. Failure to Enforce Not a Waiver. The failure of Titanium (or the Company) to enforce at any time any provision of this Agreement shall in no way be a waiver of such provision or of any other provision hereof.
     12. Notices. Any notice hereunder to Titanium shall be addressed to the Secretary of Titanium at 777 East Wisconsin Avenue, Suite 2350, Milwaukee, Wisconsin 53202. Any notice hereunder to the Employee shall be addressed to her at the last home address on file with the Company (or an affiliate of the Company). Either party may designate some other address at any time hereafter in writing.
     13. Adjustment Provisions. In the event of any change in the Common Stock, whether by reason of a declaration of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend), spin-off, merger, consolidation, recapitalization, split-up, combination or exchange of shares, or otherwise, the aggregate number of Employee Shares subject to this Agreement shall be appropriately adjusted in order to prevent dilution or enlargement of the benefits intended to be made available under this Agreement.
     14. Tax Liability. The Employee shall bear 100% of any tax liability for the Employee Shares, either upon sale or transfer of the Employee Shares, or any other tax liability under the Internal Revenue Code of 1986, as amended from time to time, or any ruling by the Internal Revenue Service.
     15. Severability. In the event any provision of this Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.
     16. Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter, and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.
     17. Powers of Titanium and the Company Not Affected. Subject to the Employee’s shareholder rights and the obligations of Titanium herein, including, without limitation, the obligations of Titanium under Sections 3 and 13, the existence of this Agreement or the Employee Shares herein granted shall not affect in any way the right or power of Titanium, the Company (or any affiliate of Titanium or

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the Company) or their respective shareholders, to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in Titanium’s or the Company’s (or any affiliate of Titanium or the Company) capital structure or its business, or any merger or consolidation of Titanium or the Company (or any affiliate of Titanium or the Company), or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of Titanium or the Company (or any affiliate of Titanium or the Company), or any sale or transfer of all or any part of their assets or business, or any other limited liability company or corporate act, as the case may be, or proceeding, whether of a similar character or otherwise.
     18. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without reference to conflict of law principles thereof.
     19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
(Signatures follow on next page.)

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     IN WITNESS WHEREOF, the parties have executed this Share Grant Agreement dated and effective as of the date first above written.

TITANIUM ASSET MANAGEMENT CORP.

By:

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Restricted Share Agreement.

(Employee)

Name:

Employee address	Employee social security number

Employee phone number

Beneficiary Information:

Beneficiary name	Beneficiary phone number

Beneficiary address	Beneficiary social security number

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